UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒ Definitive Proxy Statement

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UNIVERSAL DISPLAY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNIVERSAL DISPLAY CORPORATION

250 Phillips Boulevard

Ewing, New Jersey 08618

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 20, 2024

Dear Shareholders:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders of Universal Display Corporation on Thursday, June 20, 2024 at 10:00 a.m., Eastern Time. This year’s annual meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/OLED2024 and entering the 16-digit control number included in our notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials. We are holding the meeting to:

(1) Elect ten members of our Board of Directors to hold one-year terms;

(2) Approve an advisory resolution regarding executive officer compensation;

(3) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024; and

(4) Transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

If you were the holder of record of shares of our common stock or Series A Nonconvertible Preferred Stock at the close of business on April 5, 2024, you are entitled to notice of, and may vote at, the annual meeting. You may also vote in advance of the meeting, as described in the proxy statement. Any such shareholder on April 5, 2024 may vote at the meeting, even if he or she has already voted before the meeting.

The proxy statement and our 2023 Annual Report to Shareholders are available free of charge at ir.oled.com.

We look forward to the meeting.

Sincerely,
By:
Mauro Premutico
Secretary

Ewing, New Jersey
April 25, 2024

Your vote is important. We encourage you to promptly complete, sign, date and return the proxy card, or vote by phone or on the Internet as described in the proxy statement, whether or not you expect to attend the virtual annual meeting via webcast on the Internet. If you are a shareholder of record and you attend the meeting via webcast, you may revoke your proxy and vote your shares at that time.

UNIVERSAL DISPLAY CORPORATION

250 Phillips Boulevard

Ewing, New Jersey 08618

PROXY STATEMENT FOR 2024 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 20, 2024

INFORMATION CONCERNING THIS SOLICITATION

The Board of Directors (or “Board”) of Universal Display Corporation (“we,” “our,” “us” or the “Company”) is soliciting proxies for the 2024 Annual Meeting of Shareholders to be held as a virtual meeting via a live webcast on the Internet on Thursday, June 20, 2024, at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/OLED2024 (the “Annual Meeting”). This proxy statement contains important information for shareholders to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

At the Annual Meeting, our shareholders will be asked to vote upon:

(1) the election of ten members of our Board of Directors to hold one-year terms;

(2) a proposal to approve an advisory resolution regarding executive officer compensation;

(3) a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2024; and

(4) such other business as may properly come before the meeting or any postponements or adjournments thereof.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders to be Held on June 20, 2024

This proxy statement and our 2023 Annual Report to Shareholders are available free of charge at ir.oled.com.

PROXY MATERIALS

Our Board of Directors has set April 5, 2024 as the record date for the Annual Meeting (the “Record Date”). As of the Record Date, we had outstanding 47,439,291 shares of common stock and 200,000 shares of Series A Nonconvertible Preferred Stock.

Beginning on or about April 25, 2024, we are sending proxy materials to “registered holders” as of the Record Date. Registered holders are those shareholders whose shares are registered directly in their names with our transfer agent, Equiniti Trust Company LLC.

Beginning on or about April 25, 2024, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to “beneficial owners” of our stock as of the Record Date. Beneficial owners are those shareholders whose shares are held in a stock brokerage account or by a bank or other holder of record; such shareholders are also sometimes referred to as “street name” holders. Beneficial owners may view proxy materials on the Internet and may also request and receive a paper or e-mail copy of the proxy materials by following the instructions provided in the Notice.

We will pay the expenses of these solicitations. Proxies may also be solicited by telephone or in person by some of our officers, directors and regular employees or independent contractors, who will not be specially engaged or compensated for such services.

Our principal executive offices are located at 250 Phillips Boulevard, Ewing, New Jersey 08618. Our general telephone number is (609) 671-0980.

Universal Display Corporation • 2024 Proxy Statement • 1

VOTING AT THE ANNUAL MEETING

Each holder of our common stock or Series A Nonconvertible Preferred Stock as of the Record Date is entitled to one vote per share on all matters to be voted on at the Annual Meeting. Holders of our common stock and Series A Nonconvertible Preferred Stock vote together as a single class on all matters.

Only shareholders of record who own shares (whether as a registered holder or a beneficial owner) as of the close of business on the Record Date are entitled to notice of, or to vote at, the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the Annual Meeting will constitute a quorum for purposes of that matter. Shareholders of record who return a proxy card but abstain from voting or fail to vote on a particular matter will be considered “present” for quorum purposes with respect to the matter. In addition, shares held by brokers or nominees who have notified us on a proxy card or otherwise in accordance with industry practice that they have not received voting instructions with respect to a particular matter and that they lack or have declined to exercise voting authority with respect to such matter (referred to in this proxy statement as “uninstructed shares”), will be considered “present” for quorum purposes with respect to the matter. Votes not cast by brokers or nominees with respect to uninstructed shares are referred to in this proxy statement as “broker non-votes.”

The persons named in the proxy will vote the shares represented by each properly executed proxy as directed therein. In the absence of such direction on a properly executed proxy card, the persons named in the proxy will vote “FOR” the persons nominated by our Board of Directors for election as directors; “FOR” the proposal to approve, on an advisory basis, the compensation of our executive officers; and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024. As to other items of business that may properly be presented at the Annual Meeting for action, the persons named in the proxy will vote the shares represented by the proxy in accordance with their best judgment.

A shareholder of record (whether a registered holder or a beneficial owner) may revoke his or her proxy at any time before its exercise by giving written notice of such revocation to our Secretary. In addition, any shareholder of record (whether a registered holder or a beneficial owner) may vote online at the Annual Meeting, even if he or she has already voted prior to the Annual Meeting, in accordance with the procedure set forth below.

You may own shares of our stock both as a registered holder and as a beneficial owner, in which case you will receive proxy materials as well as the Notice. To vote all of your shares, you will vote your “registered” shares based on the instructions in the proxy card, and your “beneficially-owned” shares based on the instructions in the Notice, by any of the methods set forth below.

The preliminary voting results will be announced at the Annual Meeting. The final results will be reported in a Current Report on Form 8-K to be filed within four business days following the date of the Annual Meeting.

HOW YOU CAN VOTE

Your vote is important. You may vote by any of the following methods:

By telephone or via the Internet.	You may vote by proxy by telephone or via the Internet by following the instructions provided in the Notice, proxy card or voting instruction card.

By mail.	If you received printed copies of the proxy materials by mail (whether initially or upon request), you may vote by proxy by signing and returning the proxy card or voting instruction card by mail.

Online during the Annual Meeting.

This year’s Annual Meeting will be held entirely online. Registered holders and beneficial owners with shares held in street name (held in the name of a broker or other nominee) may vote online at the Annual Meeting by visiting the following Internet website: www.virtualshareholdermeeting.com/OLED2024, and entering the 16-digit control number included in the Notice, on their proxy card or on the instructions that accompanied the proxy materials. Beneficial owners with shares held in street name who need their 16-digit control number should contact their bank, broker or other nominee, and to ensure receipt of the control number in a timely fashion, should do so well in advance of the Annual Meeting.

If you vote by telephone or via the Internet before the Annual Meeting, please have your Notice or proxy card available. The 16-digit control number appearing on your Notice or proxy card is necessary to process your vote. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned a proxy card by mail.

Universal Display Corporation • 2024 Proxy Statement • 2

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors serving on our Board at ten, all of whom are to be elected at the Annual Meeting. Our Board of Directors, at a meeting on March 4, 2024, unanimously agreed to increase the number of directors on the Board from eight to ten, and to elect Dr. Nigel Brown and Dr. Joan Lau as independent directors to the positions, with such Board increase and election of Dr. Brown and Dr. Lau becoming effective March 4, 2024. Each director elected will serve until our next annual meeting of shareholders and such time as a successor has been selected and qualified, or until the director’s earlier death, resignation or removal. Each of our ten director nominees has consented to being nominated and to serve if elected. If any nominee should subsequently decline or be unable to serve, the persons named in the proxy will vote for the election of such substitute nominee as shall be determined by them in accordance with their best judgment.

Pursuant to our Amended and Restated Articles of Incorporation, the holder of our Series A Nonconvertible Preferred Stock is entitled to nominate and elect two of the members of our Board of Directors. The holder of the Series A Nonconvertible Preferred Stock has waived this right with respect to the election of directors at the Annual Meeting.

All ten nominees are presently members of our Board of Directors whose terms expire at the Annual Meeting. We recommend voting “FOR” the nominees set forth below. The experience, qualifications, attributes and skills set forth next to each nominee’s name have led our Board of Directors to conclude that these nominees should serve as members of our Board.

Nominees For Election as Directors

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships
Steven V. Abramson	72

Mr. Abramson is our President and Chief Executive Officer, and has been a member of our Board of Directors since May 1996. Mr. Abramson served as our President and Chief Operating Officer from May 1996 through December 2007. From March 1992 to May 1996, Mr. Abramson was Vice President, General Counsel, Secretary and Treasurer of Roy F. Weston, Inc., a worldwide environmental consulting and engineering firm. From December 1982 to December 1991, Mr. Abramson held various positions at InterDigital, Inc. ("InterDigital") including General Counsel, Executive Vice President and General Manager of the Technology Licensing Division.

Mr. Abramson’s extensive experience in international business and long history with our Company are compelling attributes which have contributed to his leadership of the Company. His leadership roles in the OLED and technological fields have provided him with valuable opportunities to interact with business leaders in market segments of importance to the Company. Mr. Abramson is well equipped to lead the Company in its dealings with the business community and the public sector.

Dr. Nigel Brown	59

Dr. Brown has been a member of our Board of Directors since March 2024. He currently also serves on the board of Inotiv, Inc. (Nasdaq: NOTV). Dr. Brown founded and since has served as the Chief Executive Officer of Princeton Healthcare Advisory, LLC, an advisory firm specializing in support for growth-focused investors in healthcare and life science sectors. Dr. Brown is also an Advisor for Rothschild & Co. and Five Arrows Managers LLP, previously served as General Partner for Trevi Health Capital, a healthcare focused specialty investment firm, and has held oversight and advisory roles for various organizations. He was Corporate Vice President of Covance, Inc. where he executed numerous transactions including the strategic sale of Covance to LabCorp (NYSE: LH) in 2014.

Dr. Brown's more than 25 years of experience in leadership and strategy in the pharmaceutical, biotechnology and contract research industries allows him to bring a diverse combination of business, technical and strategic knowledge and skills to the Board. His membership on the board of another public company also enables him to share best practices observed from this experience.

Universal Display Corporation • 2024 Proxy Statement • 3

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships
Cynthia J. Comparin • Chair, Audit Committee	65

Ms. Comparin has been a member of our Board of Directors since January 2020. She currently also serves on the board of Cullen/Frost Bankers, Inc. (NYSE: CFR). Ms. Comparin was the founder and CEO of Animato, a technology solutions provider, from 1997 until she sold the company in 2016. Prior to establishing Animato, Ms. Comparin was President of ALLTEL’s Enterprise Network Services Division, Vice President and General Manager for Nortel’s Network Transformation Services Division and General Manager of Latin America at Recognition International. She also previously held U.S. and internationally-based executive management positions at Electronic Data Systems (EDS).

Ms. Comparin’s significant leadership experience has given her strong insights which enables her to contribute to the Company in a variety of areas, including international business, technology, and financial and strategic planning. Her membership on the board of another public company, and her experience on a public company audit committee also enables her to share best practices observed from these experiences.

Richard C. Elias • Chair, Environmental and Social Responsibility Committee	70

Mr. Elias has been a member of our Board of Directors since April 2014. Mr. Elias retired from PPG Industries, Inc. prior to joining our Board. Prior to his retirement, Mr. Elias served as the Senior Vice President - Optical and Specialty Materials of PPG Industries, Inc. from July 2008 through March 30, 2014. From April 2000 through June 2008, Mr. Elias held the position of Vice President, Optical Products of PPG Industries, Inc. Mr. Elias was a director of Black Box Corporation (Nasdaq: BBOX) until January 7, 2019, when the company was purchased by AGC Networks and became a non-public company, and previously served as a member of its Human Capital Committee and its Nominating & Governance Committee.

Mr. Elias’ significant experience as a corporate executive, including more than 20 years of senior management experience for a global manufacturer and distributor that experienced significant growth and expansion, has given him strong insights which enable him to contribute to the Company in a variety of areas, including product development, sales and marketing, budgeting, strategic planning, operations and executive management. Mr. Elias’ prior service on the board of another public company also enables him to share best practices observed from this experience.

Elizabeth H. Gemmill • Lead Independent Director	78

Ms. Gemmill has served as the Lead Independent Director of our Board of Directors since June 2023, a position she previously held from February 2018 to June 2022. She also served as our Board Chair from June 2022 to June 2023. Ms. Gemmill has been a member of our Board since April 1997. She is also on the Boards of The Franklin Institute and Arden Theatre Company. Ms. Gemmill is also a Board Leadership Fellow of the National Association of Corporate Directors. Since March 1999, she was Managing Trustee and, more recently, President of the Warwick Foundation until the Foundation was dissolved in 2012. From February 1988 to March 1999, Ms. Gemmill was Vice President and Secretary of Tasty Baking Company. Ms. Gemmill is the former Chair of the Board of Philadelphia University (1998-2009). She previously served as a director of Beneficial Bancorp, Inc. (Nasdaq: BNCL), WHYY, Inc., the Philadelphia College of Osteopathic Medicine, the YMCA of Philadelphia and Vicinity, the Presbyterian Foundation (where she served as the Chairman of the Board until June 2018), American Water Works Company, Inc. until it was sold in early 2003, Philadelphia Consolidated Holdings Corporation until it was sold in December 2008, and Delaware Valley University through June 2022. Ms. Gemmill also served as a member of the advisory board of WSFS Financial Corporation (Nasdaq: WSFS) until December 2019.

Ms. Gemmill’s extensive background as a public company executive, as well as her long history on for-profit and not-for-profit boards, has given her strong insights and the ability to assist our Board on matters of corporate oversight and governance, and critical experience regarding public company oversight matters. Her previous public company board and audit committee service also enables her to share best practices observed from these experiences. Ms. Gemmill also demonstrates a strong commitment to the local community in her various not-for-profit roles.

C. Keith Hartley • Chair, Investment Committee	81

Mr. Hartley has been a member of our Board of Directors since September 2000. Since June 2000, he has been the President of Hartley Capital Advisors, a merchant banking firm. From August 1995 to May 2000, he was the managing partner of Forum Capital Markets LLC, an investment banking company. In the past, Mr. Hartley held the position of managing partner for Peers & Co. and Drexel Burnham Lambert, Inc. He serves as a director and is on various committees of Swisher

Universal Display Corporation • 2024 Proxy Statement • 4

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships

International Group, Inc. He also previously served as a director of Idera Pharmaceuticals, Inc. (Nasdaq: IDRA) until June 2014.

Mr. Hartley’s significant experience in the investment banking industry gives him strong insights into areas such as corporate finance and strategic transactions, enabling him to contribute to the Company in a variety of areas, including strategic planning, finance and executive management. Mr. Hartley’s past experience on the boards of other public companies also provides him with valuable insight into corporate governance practices.

Celia M. Joseph • Chair, Nominating & Corporate Governance Committee	70

Ms. Joseph has been a member of our Board of Directors since January 2020. Previously, Ms. Joseph served as Director, Employment and Benefits Law in the legal department of chemical company, Solenis LLC, where she provided leadership and advice for all areas of global employment and benefits law from 2014 until her retirement in 2018. Prior to her position at Solenis LLC, Ms. Joseph was Of Counsel at Fisher & Phillips LLP, founded the law firm Celia M. Joseph & Associates PC, and was a Principal at Reaching Agreement ADR LLC. From 1980 to 2009, Ms. Joseph was an Assistant General Counsel, global Employment Law Manager, and Corporate EEO/Diversity Manager at Rohm and Haas Company. Ms. Joseph currently serves as a volunteer member of the Board of Directors of the Wynnefield branch of the Settlement Music School and formerly served as a member of the Board of Directors of the International Employers Forum and as an officer of the International Bar Association.

Ms. Joseph’s near 40 years of experience working for multinational companies in the chemicals industry has given her strong insights and the ability to assist our Board on matters including global human resource management and law.

Lawrence Lacerte • Chair, Human Capital Committee	71

Mr. Lacerte has been a member of our Board of Directors since October 1999. Since July 1998, he has been Chairman of the Board of Directors and Chief Executive Officer of Exponent Technologies, Inc., a company specializing in technology and Internet-related ventures. Prior to that time, he was the founder, Chairman of the Board of Directors and Chief Executive Officer of Lacerte Software Corp., which was sold to Intuit Corporation in June 1998.

Mr. Lacerte’s varied career as the founder of a successful software company allows him to bring to the Board a diverse combination of business, operational and strategic knowledge and skills.

Dr. Joan Lau	54

Dr. Lau has been a member of our Board of Directors since March 2024. She currently also serves on the boards of Brandywine Realty Trust (NYSE: BDN) and Rockwell Medical, Inc. (Nasdaq: RMTI). Dr. Lau is the Co-Founder and Chief Executive Officer of Spirovant (previously, Talee Bio), a gene therapy company developing treatments and cures for respiratory diseases including cystic fibrosis. Dr. Lau is also an Adjunct Professor and Trustee at the University of Pennsylvania. Dr. Lau also co-founded and served as Managing Partner at Militia Hill Ventures, which focuses on building and growing high-quality life science companies.

Dr. Lau's more than 20 years of experience in executive leadership and business development for biopharmaceutical, biotechnology and R&D-focused companies has given her strong insights which enable her to contribute to the Company in a variety of areas, including strategic planning, product development and executive management. Dr. Lau’s service on the boards of other public companies also allows her to share best practices observed from these experiences.

Universal Display Corporation • 2024 Proxy Statement • 5

Name of Director	Age	Year First Became Director, Principal Occupations and Certain Directorships
Sidney D. Rosenblatt • Chair, Board of Directors	76

Mr. Rosenblatt has been a member of our Board of Directors since May 1996 and has served as our Board Chair since June 2023. Mr. Rosenblatt retired from the Company in December 2022 as Executive Vice President and Senior Advisor. He served as Executive Vice President and our Chief Financial Officer, Treasurer and Secretary from June 1995 through September 2022. Mr. Rosenblatt was the owner of S. Zitner Company from August 1990 through August 2010 and served as its President from August 1990 through December 1998. From May 1982 to August 1990, Mr. Rosenblatt served as the Senior Vice President, Chief Financial Officer and Treasurer of InterDigital. Mr. Rosenblatt is on the Board of Managers of the Overbrook School for the Blind and previously served as a member of the Board of Careers through the school’s Culinary Arts Program.

Mr. Rosenblatt’s extensive experience in public company financial matters and long history with our Company are compelling attributes which will contribute to his continued leadership of the Company on our Board of Directors. His leadership in investor relations and familiarity with the OLED industry have provided him with significant experience of value to the Company. Mr. Rosenblatt is well equipped to provide insight and leadership to the Company in its dealings with the for-profit and not-for-profit communities and the public sector.

Vote Required and Recommendation of our Board of Directors

Each director will be elected if a majority of the votes cast by all shareholders, voting as a single class, are "FOR" election with respect to that director. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote. Shareholders do not have cumulative voting rights with regard to the election of members of our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Director Independence

Our Board of Directors has established a Nominating & Corporate Governance ("NCG") Committee, whose duties include, among others, making recommendations for approval to the full Board of Directors with regard to director independence. The current members of the NCG Committee are Ms. Joseph (Chair), Ms. Comparin, Ms. Gemmill, and Mr. Lacerte. Each member of our NCG Committee is an independent director under the Nasdaq Stock Market ("Nasdaq") listing requirements. Our NCG Committee operates pursuant to a written charter that was last reviewed by the NCG Committee and approved by our Board of Directors on April 2, 2024. A copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

After the NCG Committee makes its recommendations to the Board of Directors with regard to director independence, our Board of Directors considers and approves these recommendations. In so doing, the Board of Directors has determined that a majority of its members are “independent directors” within the meaning of applicable Nasdaq listing requirements. Our independent directors are Dr. Brown, Ms. Comparin, Mr. Elias, Ms. Gemmill, Mr. Hartley, Ms. Joseph, Mr. Lacerte and Dr. Lau. In addition, based on these listing requirements, our Board of Directors has determined that Mr. Abramson is not an independent director because he is an officer of the Company and Mr. Rosenblatt is not an independent director because he retired as an officer of the Company on December 30, 2022.

Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit, Human Capital, Environmental & Social Responsibility (“ESR”), Investment, and NCG Committees, as applicable.

In evaluating director independence, the disinterested members of our NCG Committee and the Board of Directors considered our relationship with Exponent Technologies, Inc. (“Exponent”). Exponent is a provider of information system services for payroll, benefits and human resources management. Mr. Lacerte was Chairman of the Board of Directors and Chief Executive Officer of Exponent. For 2023, we paid a total of approximately $97,237 to Exponent in connection with its provision of these services to us. This amount is well below the threshold for director independence under the Nasdaq listing requirements. There being no other factors suggesting that this relationship might impair Mr. Lacerte’s independence, the disinterested members of our NCG Committee and the Board of Directors concluded that Mr. Lacerte should be treated as an independent director.

Universal Display Corporation • 2024 Proxy Statement • 6

Board and Committee Meetings; Annual Meeting Attendance

In 2023, our Board of Directors held ten meetings, our Audit Committee held five meetings, our Human Capital Committee held seven meetings, our NCG Committee held five meetings, our ESR Committee held four meetings, and our Investment Committee held two meetings. All members of the Board of Directors (or of the applicable committee of the Board) attended at least 75% of these meetings in the aggregate.

All incumbent directors and nominees for election as director are encouraged, but not required, to attend our annual meetings of shareholders. All of the current members of our Board of Directors who were members of the Board in 2023 attended our Annual Meeting of Shareholders in 2023.

Director Nominations

The duties of our NCG Committee include, among others, recommending to the full Board of Directors candidates for election and re-election as directors. The NCG Committee recommends candidates for election as directors, and the Board of Directors then approves the candidates who will be nominated to stand for election. In nominating candidates for election as directors, both our NCG Committee and our full Board of Directors consider the skills, experience, character, commitment and diversity of background of each potential nominee, all in the context of the requirements of our Board of Directors at that point in time. With respect to their consideration of diversity of background, neither our NCG Committee nor our full Board of Directors has a formal policy of assessing diversity with respect to any particular qualities or attributes. Each candidate should be an individual who has demonstrated integrity and ethics, has an understanding of the elements relevant to the success of a publicly-traded company, and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate also should be prepared to participate in all Board and committee meetings that he or she attends and should not have other personal or professional commitments that might reasonably be expected to interfere with or limit such candidate’s ability to do so. Additionally, in determining whether to recommend a director for re-election, the director’s past attendance at Board and committee meetings is considered.

Our Board of Directors has no stated specific, minimum qualifications that must be met by candidates for election as directors. However, in accordance with U.S. Securities and Exchange Commission (“SEC”) rules and applicable Nasdaq listing requirements, at least one member of our Board of Directors is expected to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and a majority of the members of the Board are expected to meet the definition of “independent director” within the meaning of SEC rules and applicable Nasdaq listing requirements.

Any shareholder of record entitled to vote in the election of directors at an annual or special meeting of our shareholders may nominate one or more persons to stand for election to the Board at such meeting in accordance with the requirements of our Amended and Restated Bylaws. In order to be considered by our Board of Directors in connection with the nominations process for our 2025 Annual Meeting of Shareholders, all such director nominations must be received by our Secretary at our principal executive offices by February 20, 2025. Each such submission must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. In addition, each such submission must include any other information required by Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Submissions should be addressed to our Secretary at the following address: Universal Display Corporation, 250 Phillips Boulevard, Ewing, New Jersey 08618.

Our NCG Committee will consider all candidates identified by shareholders through the processes described above, and will evaluate each of them, including incumbent directors, based on the same criteria and make a recommendation to the full Board of Directors relating to all candidates for director. Although we have no formal policy regarding shareholder nominees, our Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, together with an assessment of whether such characteristics qualify the individual to fulfill the needs of our Board of Directors at that time.

Board Leadership Structure

Our Board is currently composed of ten directors – eight independent directors and two directors who are or recently were executive officers of the Company. We believe that the overlap between our Board of Directors and executive management has been advantageous to us, as we have benefited from strong, clear, consistent and cohesive leadership. Since December 2007, our Board of Directors has had a leadership structure in which the Board’s Chair and our Chief Executive Officer are different persons.

In June 2023, Mr. Rosenblatt assumed the role of Board Chair from Ms. Gemmill, and Ms. Gemmill resumed the role of our lead independent director, a position she previously held from February 2018 to June 2022. As Lead Independent Director, Ms. Gemmill promotes strong, independent oversight of the Company’s management and affairs, undertaking activities such as developing agendas for and chairing executive sessions of the Board, acting as a liaison between the independent directors and the Board Chair, and engaging with shareholders as part of the Company’s shareholder outreach efforts.

Universal Display Corporation • 2024 Proxy Statement • 7

Our independent directors meet in executive session on a periodic basis in connection with regularly-scheduled meetings of the full Board of Directors, as well as in their capacity as members of our Audit, Human Capital, ESR, Investment, and NCG Committees. Members of our Board of Directors, who all actively participate in Board activities and meetings, are able to propose items for inclusion on Board meeting agendas, and our Board meetings include time for discussion of items not on the formal agenda.

Each of our directors is a sophisticated and seasoned businessperson, experienced in board processes and knowledgeable regarding matters of corporate governance, and has substantial leadership experience in his or her field. For additional information about the backgrounds and qualifications of our directors, see above under the heading “Nominees For Election as Directors.”

Pursuant to the Nasdaq’s Board Diversity Rules, below is the Company’s Board Diversity Matrix outlining diversity statistics regarding our Board of Directors. In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board of Directors, including as veterans of the U.S. Military. We are proud to report that of our ten current directors, two are also military veterans.

Board Diversity Matrix (As of April 2, 2024)
	Female	Male
Total Number of Directors	10
Part I: Gender Identity
Directors	4	6
Part II: Demographic Background
Asian	1	-
Hispanic or Latinx	1	-
White	2	6
LGBTQ+	1

Audit Committee

Our Board of Directors has established a standing Audit Committee. The current members of our Audit Committee are Ms. Comparin (Chair), Mr. Elias, Ms. Gemmill, Mr. Hartley, and Mr. Lacerte.

Our Audit Committee operates pursuant to a written charter that complies with the applicable provisions of the Sarbanes-Oxley Act of 2002 and related rules of the SEC and Nasdaq listing standards. The Audit Committee Charter was last reviewed by our Audit Committee and approved by our Board of Directors on April 2, 2024 and a copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

According to its charter, our Audit Committee is responsible for, among other things:

•
reviewing our financial statements and discussing these statements and other relevant financial matters with management and our independent registered public accounting firm;
•
selecting and evaluating our independent registered public accounting firm and approving all audit engagement fees and terms;
•
pre-approving all audit and non-audit services provided to us, including the scope of such services, the procedures to be utilized and the compensation to be paid;
•
assessing the effectiveness of our internal control system, including with respect to information technology security, and discussing this assessment with management and our independent registered public accounting firm;
•
overseeing and reviewing the adequacy and effectiveness of our cybersecurity, information and technology security, and data protection programs, procedures, and policies;
•
reviewing our financial reporting and accounting standards and principles, significant changes in these standards and principles, or in their application, and key accounting decisions affecting our financial statements, including alternatives to, and the rationale for, these decisions;
•
discussing with management and our independent registered public accounting firm, as appropriate, our risk assessment and risk management policies, including our major exposures to financial risk and the steps taken by management to monitor and mitigate these exposures; and

Universal Display Corporation • 2024 Proxy Statement • 8

•
reviewing and investigating any matters pertaining to the integrity of management, including any actual or potential conflicts of interest or allegations of fraud, and the adherence of management to the standards of business conduct required by our code of ethics.

Each member of our Audit Committee meets the financial knowledge and independence criteria of the Nasdaq listing requirements. In April 2024, our Board of Directors determined that Ms. Comparin, Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined under SEC regulations and that Ms. Comparin meets the financial sophistication and independence standards mandated by the Nasdaq listing requirements.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed with Company management the audited financial statements of the Company for the year ended December 31, 2023, as well as management’s assessment of the Company’s internal control over financial reporting as of December 31, 2023. In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16. The Audit Committee also has received the written communications from KPMG LLP required by the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and has discussed the independence of KPMG LLP with that firm. Based on the Audit Committee’s review of the matters noted above and its discussions with management and the Company’s independent registered public accounting firm, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Respectfully submitted by the Audit Committee

Cynthia J. Comparin (Chair)
Richard C. Elias
Elizabeth H. Gemmill
C. Keith Hartley
Lawrence Lacerte

Human Capital Committee

Our Board of Directors has established a standing Human Capital Committee. The current members of our Human Capital Committee are Mr. Lacerte (Chair), Ms. Gemmill, Mr. Hartley, and Ms. Joseph.

Our Human Capital Committee operates pursuant to a written charter that was last reviewed by our Human Capital Committee and approved by our Board of Directors on April 2, 2024. A copy of the charter is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

According to its charter, our Human Capital Committee is responsible for, among other things:

•
reviewing and approving the base salary, incentive compensation and any other compensation for the Company’s Chief Executive Officer and other senior executive officers;
•
recommending to the full Board of Directors the compensation for service as a member of the Board of Directors;
•
overseeing the development of an internally consistent and externally competitive executive compensation program to attract and retain qualified executives and to provide incentives for the attainment of the Company’s strategic goals;
•
reviewing and approving management’s recommendations for equity compensation awards under the Company’s equity-based compensation plans;
•
administering and discharging the duties imposed on the Human Capital Committee under the terms of the charter and the Company’s Equity Compensation Plan, Employee Stock Purchase Plan, and Supplemental Executive Retirement Plan; and
•
making recommendations to the full Board of Directors with respect to long-term incentive compensation plans and equity-based compensation plans, and any changes to such plans.

Universal Display Corporation • 2024 Proxy Statement • 9

Our Human Capital Committee has historically determined the compensation for the Company’s executive officers in two stages. Base salary adjustments and perquisites and other benefits (life insurance coverage, automobile allowance, etc.) traditionally have been approved to coincide with the annual employment anniversaries of these individuals with the Company. Awards under our Annual Incentive Plan (which we sometimes refer to as bonuses), long-term incentive equity compensation awards and any special cash or non-cash awards typically have been granted shortly after year-end. This enables the Human Capital Committee to review and consider the Company’s fiscal performance for the year in determining these awards.

For 2023, our Human Capital Committee recommended, and our Board of Directors approved in December 2022, a compensation program for non-employee members of our Board of Directors consistent with the compensation program for 2022, as described below under “Compensation of Directors.”

Board compensation was paid in 2023 in quarterly installments at the end of each quarter during the year. Mr. Abramson, the lone director who also served as an officer of the Company in 2023, did not receive compensation for his service on the Board during 2023.

In order to facilitate the Human Capital Committee’s activities, Company management recommends to the Committee proposed compensation for the Company’s executive officers and directors. However, the Human Capital Committee exercises independent judgment in determining compensation for the Company’s executive officers and directors, and in recommending this compensation to the full Board of Directors for approval. As part of this process, the Human Capital Committee meets in executive session to review and ultimately finalize its recommendations.

Since 2009, the Human Capital Committee has consulted from time to time as to compensation matters with Korn Ferry, a global management consulting firm (“Korn Ferry”). As discussed below under “Executive Compensation – Compensation Discussion and Analysis,” the Human Capital Committee consulted with Korn Ferry in establishing the executive compensation program for 2023.

Human Capital Committee Interlocks and Insider Participation

Each member of our Human Capital Committee is an independent director under the Nasdaq listing requirements. None of the members of our Human Capital Committee were officers or employees of the Company or any of its subsidiaries during 2023, were formerly officers of the Company or any of its subsidiaries, or had any relationship with the Company since the beginning of 2023 that requires disclosure under Item 404 of Regulation S-K, nor have there been since the beginning of 2023 any compensation committee interlocks involving our directors and executive officers that require disclosure under Item 407 of Regulation S-K.

REPORT OF THE HUMAN CAPITAL COMMITTEE

The Human Capital Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management and, based on such review and discussions, the Human Capital Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Human Capital Committee

Lawrence Lacerte (Chair)
Elizabeth H. Gemmill
C. Keith Hartley
Celia M. Joseph

Universal Display Corporation • 2024 Proxy Statement • 10

Shareholder Communications

Shareholders may send communications to our Board of Directors, or to individual members of our Board of Directors, care of our Secretary at the following address: Universal Display Corporation, 250 Phillips Boulevard, Ewing, New Jersey 08618. In general, all shareholder communications sent to our Secretary for forwarding to our Board of Directors, or to specified Board members, will be forwarded in accordance with the sender’s instructions. However, our Secretary reserves the right to not forward to members of our Board of Directors any abusive, threatening or otherwise inappropriate materials. Information on how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters can be found on the “Shareholders — Corporate Governance” section of our website at www.oled.com. The information on our website referenced in this proxy statement is not and should not be considered a part of this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Objectives

Compensation and benefits programs are an important part of the relationship between our Company and our Named Executive Officers (defined under the “Summary Compensation Table” section below). Compensation for our Named Executive Officers is intended to be competitive, thereby allowing us to attract, motivate and retain talented personnel. We also seek to reward our Named Executive Officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.

What We Do vs. What We Do Not Do

Below is a summary of executive compensation policies and practices we have chosen to implement to support our executive compensation philosophy and objectives, and practices we have chosen not to implement:

What We Do:	What We Do Not Do:

Pay for Performance under Our Annual Incentive Plan: We link pay to performance and shareholder interests by establishing our Annual Incentive Plan based on financial metrics and strategic performance goals established in advance by our Human Capital Committee.

No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our Annual Incentive Plan.

Enhanced Emphasis of Company Goals and Relative Growth Targets Under our Annual Incentive Plan: In 2023, the Company financial performance factors under our Annual Incentive Plan were 80% and the team/individual performance factor was 20%. For 2023, we modified the financial performance factors to consist of both revenue and adjusted operating income (based on the achievement of pre-established targets), with each making up an equal portion of the financial performance factors, as balancing of these metrics is a better indicator of Company performance as viewed by management.

No Employment Contracts: We do not have any individual employment contracts with any of our Named Executive Officers.

Clawback Policy: Effective December 1, 2023, in accordance with applicable Nasdaq listing standards, our Human Capital Committee adopted a new policy, applicable to performance compensation such as the bonuses under our Annual Incentive Plan and the performance share unit awards under our long-term incentive program, which states that if the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, the Company shall recover the amount of any erroneously awarded compensation that is granted, earned, paid, received, or vested, based wholly or in part upon the attainment of any financial reporting measure that is received by any officer of the Company as contemplated under Section 16 of the Exchange Act (including all of our Named Executive Officers) during the three completed fiscal years immediately before the date that the Company is required to prepare the restatement.

Existing Clawback Provisions in Executive Retention Agreements Continue to Apply. Our Named Executive Officers are subject to Equity Retention Agreements which include clawback provisions. The clawback policy we adopted in 2023 is supplemental to these provisions.

No Short Selling, Hedging or Similar Transactions: All employees and directors are prohibited from trading in options, warrants, puts and calls or similar financial instruments on any Company securities, or selling any Company securities “short.” Additionally, all employees and directors are prohibited from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any Company securities.

Universal Display Corporation • 2024 Proxy Statement • 11

What We Do:	What We Do Not Do:
Human Capital Committee Independence and Experience: Our Human Capital Committee is composed solely of independent directors who have extensive experience.	No Re-Pricing of Equity Awards: Our Equity Compensation Plan prohibits repricing of equity awards without shareholder approval.
Independent Compensation Advisor: Our Human Capital Committee engages its own independent advisor.	Limited Perquisites: Most of the perquisites provided to our Named Executive Officers are the same as those provided to all of our employees.

Stock Ownership Guidelines: Our Board of Directors has adopted the following stock ownership guidelines for our Named Executive Officers: Under the guidelines, each Named Executive Officer of the Company is expected to own a number of shares of the Company’s common stock with a market value equal to the amount applicable to their position for as long as he or she remains an executive. Applicable amounts are 6x base salary for our Chief Executive Officer (CEO) or President, 4x base salary for our Chief Financial Officer (CFO) and Executive Vice Presidents, 3x base salary for our Senior Vice Presidents and 2x base salary for our other executives. All of our Named Executive Officers are in compliance with the stock ownership guidelines.

Our Board of Directors are also subject to stock ownership guidelines that require our directors to own shares of our common stock equal in value to 10x their annual cash compensation for Board service, excluding additional compensation for committee service. Each of the directors is required to comply with such guidelines within five years of joining the Board.

No Stock Options Granted with an Exercise Price Less than Fair Market Value. All stock options have been granted with an exercise price at the closing price on the date of the grant.

Require Double-Trigger for Change in Control Agreements: Our change in control agreements contain a “double trigger” requirement, so that benefits are paid following a change in control only if the employee also experiences a qualifying termination of employment.

Shareholder Outreach and Say on Pay: In early 2024, for the eighth year in a row, we conducted an outreach program in which we contacted shareholders representing a majority of our outstanding shares of our common stock to invite them to meetings focused on our executive compensation program. Our Lead Independent Director attended the meetings with those shareholders who accepted meetings and solicited their views with respect to further changes to the Company’s executive compensation program. Our Human Capital Committee received valuable feedback from these engagements and will continue to take these views into consideration as it evaluates the Company’s executive compensation structure in the future.

We hold our “say on pay” advisory vote annually.

How We Determine Named Executive Officer Compensation

The process of establishing compensation for our Named Executive Officers for 2023 began with a review of the compensation paid to our Named Executive Officers in recent years. We have historically used prior compensation as a starting point because we believe, as a general matter, that executive compensation should remain relatively consistent from year-to-year while providing appropriate incentives for achieving desired results.

In setting 2023 performance target goals, the Human Capital Committee, with the assistance of Korn Ferry, used prior compensation as a baseline and considered the extent to which we achieved our business goals for 2022 as well as the projected 2023 needs and opportunities of the Company. As discussed below under “Short-term Incentive Compensation,” the Human Capital Committee (with the assistance of Korn Ferry) established individual targets for 2023 relating to the short-term incentive program, in accordance with the Universal Display Corporation Annual Incentive Plan (“Annual Incentive Plan”). Under this approved program, each of our Named Executive Officers was eligible to receive cash incentive awards (which we sometimes refer to as bonuses), whereby targets were set as an individually-defined percentage of their base salary with actual target payouts further modified, based on the achievement of pre-established performance goals at threshold, target and maximum levels.

With respect to long-term incentive compensation for 2023, as explained in more detail below, each of our Named Executive Officers received a target long-term incentive award in an amount that is based on their respective base salaries. One-third of each target award granted in 2023 was in the form of time-vesting restricted stock units (“RSUs”) that vest over three years from the date of grant on a

Universal Display Corporation • 2024 Proxy Statement • 12

pro-rata basis with one-third vesting in each of 2024, 2025 and 2026. The remaining portion of each long-term incentive award for 2023 was in the form of performance stock units (“PSUs”) that will vest in 2026 based on the achievement of pre-established performance goals at the end of a three-year performance period from January 2023 through December 2025.

Finally, the Human Capital Committee considered other factors that may be relevant to compensation decisions with respect to our Named Executive Officers, including the state of the general economy.

Executive management makes recommendations to our Human Capital Committee regarding all aspects of compensation for our Named Executive Officers. However, final decisions on any major element of compensation, as well as total compensation for our Named Executive Officers, are made by our Human Capital Committee. Our Chief Executive Officer did not participate in Human Capital Committee or Board deliberations regarding his compensation.

In making compensation decisions, the Human Capital Committee considered whether the proposed compensation to our Named Executive Officers is within the range of compensation generally known to be paid to executives at other companies. Other than in any data provided by Korn Ferry, information on the compensation paid to executives at other companies is not tabulated or summarized, and the Human Capital Committee did not engage in any formal form of compensation benchmarking.

In determining executive compensation, the Human Capital Committee considered the current value to our Named Executive Officers of compensation paid or issued to them for prior years. However, the Human Capital Committee has not focused on gains or losses from prior grants or other awards because it believes that those gains or losses are not particularly significant in relation to overall compensation, and that gains or losses from prior awards do not have a substantial effect on the future performance of our Named Executive Officers.

From time to time, we utilize external consultants to assist in determining executive compensation, as we did in 2023 when Korn Ferry assisted the Human Capital Committee in establishing program designs relating to the 2023 short-term and long-term incentive programs.

Shareholder Outreach

We have conducted an annual shareholder outreach program in each of the past eight years to provide an opportunity for shareholders to have direct discussions with the Company regarding executive compensation. Each year, we have invited shareholders holding at least a majority of the outstanding shares to participate in meetings regarding compensation. As a part of our shareholder outreach, we contacted shareholders representing more than 50% of our total outstanding shares as of December 31, 2023, and we held seven individual meetings with shareholders representing approximately 25% of such shares. Ms. Gemmill, our Lead Independent Director, attended each of these individual shareholder meetings. We have received valuable feedback in these direct shareholder conversations and have taken views expressed by these shareholders into consideration in devising our executive compensation programs and Company policies.

Elements of Compensation

For 2023, total compensation awarded to our Named Executive Officers consisted of the following elements:

•
Base salaries;
•
Short-term incentive compensation in the form of bonus awards under the Annual Incentive Plan;
•
Long-term incentive equity compensation awards;
•
Special event awards;
•
Supplemental retirement benefits; and
•
Perquisites and other benefits.

The above elements, which are more particularly set forth below, provide our Named Executive Officers both cash and non-cash, or equity, compensation. We believe that each of these elements is an important and necessary component of executive compensation.

Base salaries

We believe that there is a general expectation by our Named Executive Officers that their base salaries will remain relatively consistent year-to-year, subject to limited merit-based adjustments. In addition, as we and our industry continue to grow, we believe that there is an expectation among our executive officers that we provide competitive base salaries relative to our industry and geographic scope.

Universal Display Corporation • 2024 Proxy Statement • 13

In 2023, the base salaries of our Named Executive Officers were increased by 5% over the prior year. These annual increases in 2023 were intended to offset increases in the cost of living, although no actual survey of cost-of-living indices was conducted. As in prior years, salaries were increased on the annual employment anniversary dates or traditional salary adjustment dates for these individuals.

Consistent with previous years, all adjustments to the salaries of our Named Executive Officers for 2023 were recommended by Company executive management and approved by our Human Capital Committee.

Short-term Incentive Compensation

Annual Incentive Plan

The Company’s short-term incentive program for Named Executive Officers consists of the Annual Incentive Plan. All senior executives of the Company and its subsidiaries are eligible to participate in the Annual Incentive Plan to earn a bonus based on the achievement of pre-established performance objectives. The Human Capital Committee designates which senior executives will participate in the Annual Incentive Plan for each fiscal year.

Bonus awards under the Annual Incentive Plan are awarded to eligible participants on an annual basis if the performance goals established by the Human Capital Committee are met. At the beginning of each fiscal year, the Human Capital Committee establishes each participant’s target and maximum bonus award, the performance goals applicable to the bonus award, and such other conditions as the Human Capital Committee deems appropriate. In 2023, the performance goals provided for differing amounts to be paid (e.g., threshold, target and maximum amounts) based on differing levels of performance for each performance goal. The performance goals may relate to the financial performance of the Company and its subsidiaries or one or more business units, and, where appropriate, may relate to a participant’s individual performance.

At the end of the fiscal year, the Human Capital Committee, with the assistance of Korn Ferry, determines the extent to which the performance goals and other conditions of the bonus awards have been met and the amount, if any, to be paid to each participant. A participant will not earn a bonus for any portion of the performance goals for a fiscal year under the Annual Incentive Plan if the level of achievement of the performance goals is below the threshold requirement to earn an award, as established by the Human Capital Committee.

Any bonus awards that are earned for a fiscal year are paid shortly after the end of the fiscal year, after the Human Capital Committee certifies attainment of the performance goals and confirms that the participant is otherwise eligible for such payment under the terms of the applicable award program. Bonus awards under the Annual Incentive Plan are payable in cash, shares of our common stock or stock units under the Universal Display Corporation Equity Compensation Plan, or such other form as the Human Capital Committee determines in its discretion.

For 2023, the Annual Incentive Plan utilized revenue and adjusted operating income metrics (based on the achievement of pre-established targets) as the performance factors for awards under the Annual Incentive Plan. In future years, performance goals may be based on one or more of the following criteria, either in absolute terms or in comparison to publicly available industry standards or indices: stock price, return on equity, assets under management, EBITDA, earnings per share, price-earnings multiples, net income, revenues, working capital, accounts receivable, productivity, margin, net capital employed, return on assets, shareholder return, return on capital employed, increase in assets, operating expense, unit volume, sales, internal sales growth, cash flow, market share, relative performance to a comparison group designated by the Human Capital Committee or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

Awards under the Annual Incentive Plan Paid for 2023 Performance

Each participant’s target and maximum incentive award and the performance goals applicable to the incentive award were based 80% upon Company financial performance factors and 20% upon key performance indicators ("KPIs"). The Company financial performance factor was based on the achievement of specific revenue and adjusted operating income targets. The target amount for the revenue component of the Company financial performance factors was set at revenue achievement of $575 million. A revenue threshold level of $550 million was also established, at which 50% of the target payout would be earned. Revenue below such threshold would generate no payouts under the financial performance factor. A maximum award of 200% of the target payout under the applicable performance factor would be earned in the event revenue exceeded $610 million. The target amount for the adjusted operating income component of the Company financial performance factors was set at adjusted operating income achievement of $245 million. An adjusted operating income threshold level of $235 million was also established, at which 50% of the target payout would be earned. Adjusted operating income below such threshold would generate no payouts under the financial performance factor. A maximum award of 200% of the target payout under the applicable performance factor would be earned in the event adjusted operating income exceeded $260 million.

Universal Display Corporation • 2024 Proxy Statement • 14

The 20% KPIs were based upon team and individual KPIs using a scorecard. The KPIs were designed to measure the success of each individual Named Executive Officer in the performance of their job functions. The KPIs were intended to measure the performance of the portion of the organization for which the Named Executive Officer had responsibility, as well as the contribution of that portion of the organization to the overall performance of the Company. The KPIs also were intended to define strategic objectives that prioritized critical short-term and long-term actions for the Company to deliver shareholder value.

For example, with respect to our Chief Executive Officer and each of our other Named Executive Officers, KPIs included at least four of the following:

•
Serve our Customers: Provide exceptional service and deliver state of the art technology solutions to our customers;

•
Operate with Discipline: Implement industry leading processes to ensure that we operate as a productive, safe and compliant organization, and maximize multinational operational efficiency;

•
Grow the Enterprise: Grow the organization through organic internal development of innovative new products and by acquiring interests in new promising and complementary businesses;

•
Develop our People: Retain, recruit, hire and develop talent that meets and anticipates the changing needs of our business, while fostering an inclusive and diverse workplace; and

•
Assure Responsible and Sustainable Operations: Implement and ensure operations that are designed to deliver environmentally sustainable and socially responsible solutions, and which help our customers deliver more energy efficient and environmentally responsible product solutions.

As provided for in more detail below, for 2023 the Named Executive Officers exceeded both their target financial performance objectives and KPI goals and received approximately 137% of their target payouts per the performance scorecard.

The Named Executive Officers’ initial 2023 targets under the Annual Incentive Plan are set forth below:

Name	Base Salary ($)	Annual Incentive Target (% of Base)	Annual Incentive Target ($)
Steven V. Abramson President, Chief Executive Officer and Director	901,130	125	1,126,413
Julia J. Brown, Ph.D. Executive Vice President and Chief Technical Officer	696,235	125	870,294
Mauro Premutico Senior Vice President, Planning, Chief Legal Officer and Secretary	589,394	125	736,743
Janice K. Mahon Senior Vice President, Technology Commercialization and General Manager, Commercial Sales Business	479,776	125	599,720
Brian Millard Vice President, Chief Financial Officer and Treasurer	446,250	80	357,000

The Company exceeded both the revenue and adjusted operating income targets that make up the financial performance metrics noted above, achieving $576 million in revenue and $251 million in adjusted operating income in 2023, and each of the Named Executive Officers received maximum ratings in their team/individual performance factors (which in large part was reflected in the Company’s strong financial performance), resulting in each of these executives achieving approximately 137% of their respective target bonus award under the Annual Incentive Plan. The awards for 2023 performance under the Annual Incentive Plan approved by our Human Capital Committee on February 20, 2024 and paid to such executives in March 2024 were: Mr. Abramson – $1,543,185; Dr. Brown – $1,192,303; Mr. Premutico – $1,009,337; Ms. Mahon – $821,616; and Mr. Millard – $489,090. These cash payments were subject to customary tax withholding consistent with applicable requirements.

Universal Display Corporation • 2024 Proxy Statement • 15

Long-term incentive equity compensation awards

2023 Equity Compensation Awards

We use long-term incentive equity compensation awards to link the compensation paid to our Named Executive Officers with our future performance and the future performance of our common stock. We believe that this helps align the interests of our Named Executive Officers with those of our shareholders. We also use these awards to encourage our executive officers to remain with the Company through the applicable vesting period.

In 2023, as in prior years, the Company utilized a long-term incentive equity compensation approach in which equity grants are made annually, consisting of RSUs that vest ratably over a three-year period along with PSUs that vest at the end of a three-year performance period based upon specific performance criteria. Korn Ferry has assisted our Human Capital Committee since 2013 in developing this long-term executive incentive compensation structure, and each year since that time, our Human Capital Committee, with the assistance of Korn Ferry, determines eligibility, target award levels and performance measures.

With respect to long-term incentive awards granted in 2023, our Human Capital Committee and full Board of Directors approved, on an effective date of March 7, 2023, target long-term incentive awards for our Named Executive Officers, with one-third of the total target shares of each award in the form of time-vesting RSUs and the other two-thirds in the form of target PSUs vesting upon the achievement of certain performance criteria over identified performance periods.

The time-vesting RSU portion of the award granted on March 7, 2023 to the Named Executive Officers was in the following amounts: Mr. Abramson – 14,425; Dr. Brown – 10,125; Mr. Premutico – 7,790; Ms. Mahon – 6,275; and Mr. Millard – 3,607. Each of the foregoing awards vested or will vest one-third each year on March 7, 2024, 2025 and 2026, subject to the continued employment of each Named Executive Officer on the applicable vesting date.

The performance-based PSU portion of the award granted on March 7, 2023 to the Named Executive Officers was as follows: Mr. Abramson – 28,851; Dr. Brown – 20,251; Mr. Premutico – 15,580; Ms. Mahon – 12,551; and Mr. Millard – 7,215. These PSU awards represent target awards and will vest based on the achievement of pre-established relative performance goals from January 2023 through December 2025. Half of the PSUs awarded in March 2023 will vest based on the achievement of a cumulative adjusted EBITDA performance target for the three year period from January 1, 2023 to December 31, 2025, with one quarter vesting based on the achievement of total shareholder return ("TSR") relative to TSR of the companies in the Nasdaq Electronics Components Index for the three year period from January 1, 2023 to December 31, 2025, and the other quarter vesting based on the achievement of cumulative total gross margin performance targets for the three year period from January 1, 2023 to December 31, 2025. The PSU target awards are subject to a sliding scale multiplier ranging from 0x to 3x based upon the percentile achievement with respect to each relative target. In addition, the PSUs are subject to the continued employment of each Named Executive Officer on the applicable vesting date.

Supplemental retirement benefits

Universal Display Corporation Supplemental Executive Retirement Plan

In 2010, our Human Capital Committee and our Board of Directors approved and adopted the Universal Display Corporation Supplemental Executive Retirement Plan, which was amended in 2015 (as amended, the “SERP”). The SERP is a nonqualified deferred compensation plan under the Internal Revenue Code (the “IRC”) and is unfunded. Participants include management or highly compensated employees of the Company, including the Named Executive Officers, who are selected by the Human Capital Committee to receive benefits under the SERP. The Human Capital Committee retained Korn Ferry to assist it in structuring the SERP in 2010 and amending the SERP in 2015.

The SERP was adopted to provide key employees with supplemental retirement benefits and to encourage their continued employment with the Company. Under the SERP, if an executive officer participant resigns or is terminated without cause at or after age 65 and with at least 20 years of continuous service with the Company, he or she will be eligible to receive a SERP benefit, payable in equal amounts over 10 years, based on a present value calculation of the benefit amount for the participant’s actuarial remaining life expectancy, and a percentage of the participant’s combined annual base salary and average annual bonus for the most recent three fiscal years ending prior to the participant’s date of termination of employment. The percentage is 50%, 25% or 15%, depending on the participant’s benefit class. Each of Mr. Abramson, Dr. Brown, Mr. Premutico and Ms. Mahon has been designated as a participant in the SERP in the 50% benefit class. Mr. Millard does not participate in the SERP and the Company does not currently plan on adding additional participants to the SERP in the future.

If a participant resigns after age 65 and with at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit. If a participant is terminated without cause or on account of a disability after at least 15 years of service, he or she will be eligible to receive a prorated SERP benefit regardless of age. The prorated benefit in either case will be based on the participant’s number of years of

Universal Display Corporation • 2024 Proxy Statement • 16

service (up to 20), divided by 20. In the event a participant is terminated for cause, his or her SERP benefit and any future benefit payments are subject to immediate forfeiture. The ages of the Named Executive Officers designated as participants in the SERP are as follows: Mr. Abramson – 72, Dr. Brown – 63, Mr. Premutico – 58 and Ms. Mahon – 66.

In the event of a change in control of the Company, each participant in the SERP will become immediately vested in his or her benefit under the SERP. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

As an individual with special expertise and institutional knowledge that the Company considers to be highly valuable to the Company’s continued success, Mr. Abramson is designated as a special participant under the SERP. Having reached the age of 65 and with 20 years of continuous service, upon resignation or termination without cause or on account of disability, he will be eligible to receive a SERP benefit. The SERP benefit for Mr. Abramson, as a special participant, is additionally based on the actuarial remaining life expectancy of his surviving spouse, if any, along with his own life. The accumulated benefit under the SERP for Mr. Abramson may change subject to a change in his marital status. Except as described above, Mr. Abramson is subject to the same treatment as other participants in the SERP.

UDC, Inc. Nonqualified Deferred Compensation Plan

On October 31, 2023, our Human Capital Committee and our Board of Directors approved and adopted the UDC, Inc. Nonqualified Deferred Compensation Plan (the “DCP”), which went into effect on January 1, 2024. The DCP is a nonqualified deferred compensation plan under the IRC and is unfunded. The DCP allows a select group of key management and highly compensated employees, including the Named Executive Officers, to defer receiving certain of their salary and cash incentive compensation. The DCP also enables participants to defer a portion of their salary and cash incentive compensation, subject to any minimums or maximums established by the Company and certain restrictions. Participants select from various investment options available under the DCP to invest their elective deferrals. There are no guaranteed returns for any of the investment options or for any participants in the DCP. Distributions under the DCP will be paid based on a pre-determined payment schedule upon termination of service for any reason (including death) and a change in control.

The Company reserves the right under the DCP to make discretionary contributions to participant accounts from time to time. The participants’ elective deferrals are 100% vested immediately, with any discretionary contributions by the Company to vest based on a schedule determined at the time of contribution, subject to acceleration in certain circumstances. Should a participant’s employment with the Company be terminated for cause, no benefits of any kind will be due or payable under the DCP from the Company’s contributions.

The Company pays all of the administrative costs of the DCP. Any assets of the Company set aside with respect to the DCP are subject to the claims of the Company’s general creditors in the event of bankruptcy or other insolvency. No assets are placed into an account in the name of any participant. An account in the DCP will not give a participant any interest in the Company’s assets or the assets of any of its affiliates, or a right to payment other than as provided in the DCP. Participants in the DCP are general unsecured creditors of the Company with respect to amounts payable under the DCP.

Special event awards

From time to time, we may issue cash and non-cash awards to our employees, including our Named Executive Officers, relating to the occurrence of special events. For example, we have historically awarded a small amount of cash or equity compensation to our employees in connection with the filing and issuance of new patents on which they are named inventors. From time to time, we also have issued cash awards to our employees in connection with their having achieved special recognition in their field or in the industry. We believe these awards are an important component of compensation intended to recognize our employees for special individual accomplishments that are likely to benefit us and our business.

Our Human Capital Committee did not award any special event awards, cash or non-cash, to our Named Executive Officers for 2023 performance.

Universal Display Corporation • 2024 Proxy Statement • 17

Perquisites and other benefits

We provide benefits to all of our employees, including our Named Executive Officers. These include paid time off, paid sick time, Company-sponsored life, short-term and long-term disability insurance, individual and family medical and dental insurance, 401(k) plan contributions and other similar benefits. We believe these benefits are an important factor in helping us maintain good relations with our employees and in creating a positive work environment.

For some of these employee benefits, the actual amount provided depends on the employee’s salary, such that our higher-salaried employees, including our Named Executive Officers, receive total benefits that are greater than those of other employees. For example, beginning on January 1, 2017, rather than matching a certain percentage of employee contributions under our 401(k) plan, we started making nonelective employer contributions of 3% of compensation for all employees (up to the permissible limit), resulting in the maximum permissible contribution of $9,900 for all our Named Executive Officers in 2023.

We also made life and disability insurance premium payments on behalf of our Named Executive Officers in 2023. Again, the actual amount of these payments depends in part on the employee’s age and salary, such that payments made on behalf of our older or higher-salaried employees, which includes our Named Executive Officers, will be greater than those made on behalf of other employees. These life insurance premium payments were also higher for our executive officers because they are entitled to a benefit equal to two times their annual base salary, as compared to our other employees who are entitled to a benefit equal to their annual base salary. In addition, we made premium payments for supplemental disability and excess life insurance coverage for Mr. Abramson. However, the dollar value of all of these payments was relatively small compared to the total compensation paid to our Named Executive Officers for the year, and in any event, we consider these type of benefits to be standard components of executive compensation at most companies.

In 2023, as in prior years, we provided an automobile allowance of $500 per month to each of Mr. Abramson, Dr. Brown, Mr. Premutico, Ms. Mahon and Mr. Millard, and reimbursed each of them for reasonable expenses associated with the automobiles they used to commute to our offices in Ewing, New Jersey, such as expenses for automobile repairs and insurance. We do not consider this additional benefit to be a substantial component of executive compensation.

Pay Ratio Disclosure

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and applicable SEC rules, we are providing the information below about the relationship of our Chief Executive Officer’s compensation to our median employee’s compensation.

The total annual compensation for 2023 was $136,295 for our median employee and $9,255,652 for our Chief Executive Officer. The resulting ratio of our Chief Executive Officer’s pay to the pay of our median employee for 2023 is 68 to 1.

To identify our median employee, we examined the 2023 compensation for all individuals who were employed by us on December 31, 2023, excluding our Chief Executive Officer. For the purpose of identifying the median employee, we included base pay, equity grants, bonus and other non-equity payments given in the year in our calculation of 2023 compensation. We included all world-wide employees, whether employed on a full-time, part-time or seasonal basis. We annualized the compensation for full-time employees who were not employed by us for all of 2023. All non-U.S. employees’ pay was converted into U.S. Dollars using an exchange rate based on our determination date of December 31, 2023.

After identifying our median employee (who is located in the U.S.), we calculated the median employee’s 2023 annual total compensation using the same methodology we used to determine our Named Executive Officers’ total compensation for the Summary Compensation Table in this proxy statement.

Universal Display Corporation • 2024 Proxy Statement • 18

Pay-Versus-Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO Named Executive Officers, or NEOs, and Company performance for the fiscal years listed below. The Human Capital Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO¹ ($)	Compensation Actually Paid to PEO ¹˒²˒³ ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Revenue⁵ ($ Millions)
					TSR ($)	Peer Group TSR ($)
2023	9,255,652	16,062,629	4,720,641	8,034,657	95.35	162.17	203	576
2022	9,779,152	2,541,697	5,664,249	803,453	53.38	140.35	210	617
2021	10,531,257	2,330,331	7,210,927	2,027,173	80.71	216.22	184	554
2020	18,246,271	10,534,329	11,355,265	8,225,948	111.93	142.69	133	429

(1) Steven V. Abramson was our PEO for each year presented. The individuals constituting the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022	2023
Sidney D. Rosenblatt	Sidney D. Rosenblatt	Sidney D. Rosenblatt	Julia J. Brown, Ph.D.
Julia J. Brown, Ph.D.	Julia J. Brown, Ph.D.	Julia J. Brown, Ph.D.	Mauro Premutico
Mauro Premutico	Mauro Premutico	Mauro Premutico	Janice K. Mahon
Janice K. Mahon	Janice K. Mahon	Janice K. Mahon	Brian Millard
Brian Millard

(2) The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3) Compensation Actually Paid reflects the deductions and additions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Deduction of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Deduction of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Addition of Pension Service Cost column are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for PEO ($)	Deduction of Change in Pension Value for PEO ($)	Deduction of Stock Awards for PEO ($)	Addition of Pension Service Cost for PEO ($)	Addition of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)
2023	9,255,652	0	(6,781,096)	0	13,588,073	16,062,629
2022	9,779,152	0	(7,033,223)	392,538	(596,770)	2,541,697
2021	10,531,257	0	(8,078,938)	392,538	(514,526)	2,330,331
2020	18,246,271	(8,230,829)	(8,305,261)	392,538	8,431,610	10,534,329

Universal Display Corporation • 2024 Proxy Statement • 19

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Deduction of Change in Pension Value for Non-PEO NEOs ($)	Average Deduction of Stock Awards for Non-PEO NEOs ($)	Average Addition of Pension Service Cost for Non-PEO NEOs ($)	Average Addition of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	4,720,641	0	(3,266,849)	0	6,580,866	8,034,658
2022	5,664,249	0	(3,925,700)	372,762	(1,307,858)	803,453
2021	7,210,927	0	(5,406,463)	559,890	(337,179)	2,027,175
2020	11,355,265	(4,607,397)	(5,558,150)	409,642	6,626,589	8,225,949

The amounts in the Addition of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)
2023	10,583,821	2,669,558	0	334,694	0	0	13,588,073
2022	4,939,023	(5,276,908)	0	(258,885)	0	0	(596,770)
2021	6,090,071	(5,512,247)	0	(1,092,350)	0	0	(514,526)
2020	11,476,842	862,377	0	(3,907,609)	0	0	8,431,610

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	5,098,850	1,206,709	0	275,307	0	0	6,580,866
2022	1,976,072	(2,360,462)	0	(117,807)	(805,661)	0	(1,307,858)
2021	4,075,520	(3,664,828)	0	(747,871)	0	0	(337,179)
2020	7,680,660	742,581	0	(1,796,652)	0	0	6,626,589

(4) The Peer Group TSR set forth in this table utilizes the S&P 500 Electronic Components Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the S&P 500 Electronic Components Index, respectively. Historical stock performance is not necessarily indicative of future stock performance. The Nasdaq Electronics Components Index, which was used in presenting Peer Group TSR in the Pay-Versus-Performance table in our 2023 Proxy Statement, is no longer publicly accessible to shareholders and was replaced with the S&P 500 Electronics Components Index, which management considers a closely-related index.

(5) We determined Revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2023. This performance measure may not have been the most important financial performance measure for previous years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Universal Display Corporation • 2024 Proxy Statement • 20

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the four most recently completed fiscal years and the S&P 500 Electronic Components Index TSR.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Net Income during the four most recently completed fiscal years.

Universal Display Corporation • 2024 Proxy Statement • 21

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Revenue

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Revenue during the four most recently completed fiscal years.

Tabular List of Most Important Financial Performance Measures

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and Non-PEO NEOs for 2023 to Company performance. The measures in this table are not ranked.

Revenue
Net Income
Adjusted EBITDA

Stock Ownership Guidelines

Executive Stock Ownership Guidelines

On April 4, 2017, the Board of Directors approved stock ownership guidelines for our Named Executive Officers, to further align the long-term interests of the Company’s executive officers with the interests of the Company’s shareholders. Under the guidelines, each Named Executive Officer will be expected to own a number of shares of the Company’s common stock with a market value equal to at least the following amount for as long as he or she remains an executive:

Title:	Ownership Threshold:
Chief Executive Officer or President	Six times (6x) base salary
Executive Vice President or Chief Financial Officer	Four times (4x) base salary
Senior Vice President	Three times (3x) base salary
Other Executives	Two times (2x) base salary

For the purpose of meeting the applicable ownership threshold, ownership includes all shares of common stock held beneficially or of record by the executive (or his or her spouse), including restricted stock and stock units (including unvested shares) and shares held by

Universal Display Corporation • 2024 Proxy Statement • 22

certain trusts and plans. Performance stock units and unexercised options are not included. If an executive is not in compliance with the guidelines, such executive will not be permitted to sell or otherwise dispose of stock until his or her applicable threshold is met.

The holding period requirements set forth in the executive stock ownership guidelines are in addition to any applicable holding period requirement set forth in any equity award agreement to which an executive may be party. Newly appointed executives have a period of five years to achieve stock ownership thresholds consistent with their new position and are deemed to be in compliance with the guidelines during such period. Each of the Named Executive Officers is currently deemed to be in compliance with the stock ownership guidelines for our executive officers.

Director Stock Ownership Guidelines

On December 15, 2011, the Board of Directors of the Company approved stock ownership guidelines for members of the Board who are not officers of the Company. These guidelines require such individuals to own a number of shares of the Company’s common stock equal in value to ten times their annual cash compensation for Board service, excluding additional compensation for Committee service or based on Board meeting attendance. Individuals are allowed five years from the date they are first elected to the Board to comply with these guidelines, and once an individual is determined to be in compliance with these guidelines, that individual will not be considered out of compliance with these guidelines at any future time due solely to a decrease in the share price of the Company’s common stock since the last compliance measurement date.

Compliance with the stock ownership guidelines for these Board members is measured as of the first business day of each calendar year using (1) the highest closing price of the Company’s common stock on the Nasdaq Global Select Market during the immediately preceding calendar year, and (2) the annual cash compensation to the individual for Board service for the immediately preceding calendar year. The highest closing price of the Company’s common stock on the Nasdaq Global Select Market in 2023 was $193.28 per share. The annual cash compensation to each member of the Board who is not an officer of the Company was $74,520 for 2023. On this basis and consistent with the above policy, on the first business day of 2024 (January 2, 2024), each member of the Board who was required to own at least 3,856 shares of the Company’s common stock did in fact own such shares.

Clawback Policy for Named Executive Officer Compensation

On December 1, 2023, in accordance with applicable Nasdaq listing standards, the Board of Directors approved a new executive compensation recovery or “clawback” policy, to promote and maintain a culture of diligent and principled management of the Company and so that an executive officer should not receive an improper benefit of performance compensation. This policy requires that in the event the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, the Company shall recover the amount of any erroneously awarded compensation that is granted, earned, paid, received, or vested, based wholly or in part upon the attainment of any financial reporting measure that is received by any officer of the Company as contemplated under Section 16 of the Exchange Act (including all of our Named Executive Officers) during the three completed fiscal years immediately before the date that the Company is required to prepare the restatement.

The compensation recovery requirements set forth in our executive compensation recovery policy are in addition to any clawback, recoupment or compensation recovery provisions that are included in any equity award agreement, employment agreement, bonus plan or similar agreement or plan. With respect to short-term compensation, our Annual Incentive Plan provides that any bonuses granted under the Annual Incentive Plan are subject to any applicable clawback or recoupment policy that the Board of Directors may adopt. Likewise, the equity grant award letters evidencing the RSUs and PSUs granted to the Named Executive Officers as part of our long-term incentive program state that such awards are subject to any applicable clawback or recoupment policies implemented by the Board from time to time.

Change in Control Payments

In April 2003, we entered into change in control agreements with Mr. Abramson, Dr. Brown and Ms. Mahon. These agreements were amended and restated in November 2008 in order to bring them into compliance with the strict timing and documentary requirements of Section 409A of the IRC and the regulations issued thereunder. Mr. Premutico entered into a change in control agreement on April 16, 2012, and Mr. Millard entered into a change in control agreement on September 6, 2022, to enable each of them to receive change in control benefits commensurate with those offered to our other executive officers. Mr. Millard's agreement was amended on May 31, 2023, to eliminate the “gross-up” provisions that would compensate Mr. Millard for any taxes he might owe in connection with receipt of these benefits. Both the original agreements and the amended and restated agreements were approved by our Board of Directors.

Universal Display Corporation • 2024 Proxy Statement • 23

The change in control agreements provide for certain cash payments and other benefits to our Named Executive Officers in the event that their employment is terminated or their responsibilities are substantially reduced, in connection with a change in control of the Company, constituting a “double-trigger” mechanism whereby benefits are not paid unless both conditions are met. We believe these agreements help to reinforce and encourage the continued attention and dedication of our Named Executive Officers to the Company in the event they are asked to help facilitate a change in control.

Under the change in control agreements, our Named Executive Officers would receive benefits equal to two times their base salaries and annual bonuses, plus ancillary benefits relating to life and disability insurance, medical and dental coverage and employment outplacement services. The change in control agreements utilize the “double-trigger” mechanism because we believe our Named Executive Officers should only receive these benefits if they suffer a reduction in employment status associated with a change in control. The agreements entered into by Mr. Abramson, Dr. Brown, Mr. Premutico and Ms. Mahon also include “gross-up” provisions that would compensate our Named Executive Officers for any taxes they might owe in connection with receipt of these benefits.

We believe the terms of the change in control agreements for our Named Executive Officers are reasonable and appropriate for a company with new and exciting technologies such as ours. More detailed information about these agreements and the specific benefits and compensation payable to our Named Executive Officers in connection with a change in control are set forth elsewhere in this proxy statement.

In addition, in the event of a change in control of the Company, each SERP participant will become immediately vested in his or her SERP benefit. Unless the participant’s benefit has already fully vested, if the participant has less than 20 years of service at the time of the change in control, he or she will receive a prorated benefit based on his or her number of years of service (up to 20), divided by 20. If the change in control qualifies as a “change in control event” for purposes of Section 409A of the IRC, then each participant (including former employees who are entitled to SERP benefits) will receive a lump sum cash payment equal to the present value of the benefit immediately upon the change in control.

Tax Consequences of Our Compensation Program

Internal Revenue Code §409A

Section 409A of the IRC provides that nonqualified deferred compensation benefits are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest. Our compensation plans and arrangements are drafted to meet any applicable requirements of Section 409A. Change in control agreements with our executive officers were amended in November 2008 to ensure compliance with these requirements. The SERP, as adopted, is intended to comply with the requirements of Section 409A. As a result, all of our executive officers will be taxed when any deferred compensation is actually paid to them, and we will be entitled to a tax deduction at that time.

Internal Revenue Code §280G

Section 280G of the IRC disallows a company’s tax deduction for “excess parachute payments.” Additionally, Section 4999 of the IRC imposes a 20% excise tax on any person who receives excess parachute payments. Presently, all of our Named Executive Officers are entitled to payments upon the termination of their employment in connection with a change in control of the Company, some of which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Section 280G of the IRC. Moreover, we are required to make additional payments to Mr. Abramson, Dr. Brown, Mr. Premutico and Ms. Mahon to cover any excise taxes imposed on them by reason of the payments they receive in connection with a change in control. As previously indicated, we believe that this tax “gross-up” obligation is reasonable and appropriate given our current size and status.

Universal Display Corporation • 2024 Proxy Statement • 24

Summary Compensation Table

The following table provides information on the compensation of our Chief Executive Officer, our Chief Financial Officer and our other three highest-paid executive officers for services in all capacities to the Company and its subsidiaries for 2023, 2022 and 2021. This group is referred to in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Steven V. Abramson	2023	878,024	-	(3)	6,781,096	(4)	1,543,185	-	(5)	53,347	(6)	9,255,652
President, Chief Executive	2022	842,703	-	(7)	7,033,223	(8)	1,857,838	-	(9)	45,388	(6)	9,779,152
Officer and Director	2021	814,314	-	(10)	8,078,938	(11)	1,596,205	-	(12)	41,800	(6)	10,531,258

Julia J. Brown, Ph.D.	2023	679,276	-	(3)	4,759,752	(4)	1,192,303	-	(5)	20,411	(13)	6,651,742
Executive Vice President	2022	651,697	-	(7)	4,936,835	(8)	1,435,412	-	(9)	17,973	(13)	7,041,917
and Chief Technical Officer	2021	616,757	1,500	(10)	5,670,290	(11)	1,233,267	-	(12)	18,285	(13)	7,540,099

Mauro Premutico	2023	580,219	-	(3)	3,661,924	(4)	1,009,337	-	(5)	21,153	(14)	5,272,633
SVP, Planning, Chief Legal	2022	555,122	-	(7)	3,798,540	(8)	1,215,140	-	(9)	16,854	(14)	5,585,656
Officer and Secretary	2021	525,427	-	(10)	4,362,425	(11)	1,044,015	-	(12)	15,579	(14)	5,947,446

Janice K. Mahon
SVP, Technology	2023	478,897	-	(3)	2,949,946	(4)	821,616	-	(5)	23,469	(15)	4,273,928
Commercialization and GM,	2022	456,335	-	(7)	3,059,850	(8)	989,143	-	(9)	22,471	(15)	4,527,799
Commercial Sales Business	2021	431,694	-	(10)	3,514,200	(11)	849,845	-	(12)	21,769	(15)	4,817,508

Brian Millard	2023	430,966		(3)	1,695,773	(4)	489,090	-		68,430	(17)	2,684,259
Vice President, Chief Financial	2022	120,962	250,000	(7)	800,050	(16)	195,694	-		17,808	(17)	1,384,514
Officer and Treasurer	2021	-	-		-		-	-		-		-

(1) For information regarding the assumptions made in the valuations of these amounts, see Footnote 16 to the Company’s financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for such year. The grant date fair value of the PSU awards granted in 2023 included in this column was calculated based on achievement of the target amount with respect to each of the performance targets, which was the probable achievement of the performance goals as determined at the date of grant, and assumes that the grant date share price includes reasonable projections of future dividend payments. The highest level of performance that may be achieved for the PSUs would result in the receipt of 3x the number of PSUs receivable at target. The PSU awards granted in 2023 will be eligible to vest after three years based on the achievement of pre-established relative performance goals ending with the 2025 fiscal year. Half of the PSUs awarded will vest based on the achievement of cumulative adjusted EBITDA performance targets for the three year period from January 1, 2023 to December 31, 2025, with one quarter vesting based on the achievement of TSR relative to TSR of the companies in the Nasdaq Electronics Components Index for the three year period from January 1, 2023 to December 31, 2025, and the other quarter vesting based on the achievement of cumulative total gross margin performance targets for the three year period from January 1, 2023 to December 31, 2025. Assuming performance at the maximum level, the grant date fair value of the PSUs granted during 2023 was $12,000,573 for Mr. Abramson, $8,423,403 for Dr. Brown, $6,480,501 for Mr. Premutico, $5,220,588 for Ms. Mahon and $3,001,079 for Mr. Millard.

(2) Non-equity incentive plan compensation (bonus awards under the Annual Incentive Plan) earned for 2023, 2022 and 2021 performance was paid in March 2024, March 2023 and February 2022, respectively. For greater detail see the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Short-term Incentive Compensation.”

(3) There were no special event bonuses awarded for 2023 performance.

(4) This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to this Named Executive Officer on March 7, 2023. These stock awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Long-term incentive equity compensation awards” and below under the section “Grants of Plan-Based Awards.”

(5) This amount is based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2022, using a discount rate of 4.94%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2023, using a discount rate of 4.74%. In 2023, the value of the SERP decreased, which has been reflected as a zero increase in the value of this benefit, as a result of a large prior bonus which dropped out in the salary related formula. This significantly lowered the actuarial present value. This drop in value more than offset the increase due to the lower discount rate. The changes in the actuarial present values of the Named Executive Officers’ SERP benefits do not constitute cash payments to the Named Executive Officers. None of the Named Executive Officers actually received any cash payment with respect to this benefit in 2023.

Universal Display Corporation • 2024 Proxy Statement • 25

(6) This amount is based on (a) auto expense reimbursements and allowance of $15,046, $7,837 and $6,304 (b) life and disability insurance premium payments of $28,401, $28,401 and $26,797 and (c) nonelective employer 401(k) plan contributions of $9,900, $9,150 and $8,700, in each case for 2023, 2022 and 2021, respectively.

(7) There were no special event bonuses awarded for 2022 performance. Mr. Millard received a cash bonus of $250,000 at the time of his hire in September 2022 to compensate him for the value of any unpaid bonus forfeited from his prior employment.

(8) This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to this Named Executive Officer on February 16, 2022. These stock awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Long-term incentive equity compensation awards.”

(9) This amount is based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2021, using a discount rate of 2.16%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2022, using a discount rate of 4.94%. In 2022, the value of the SERP decreased, which has been reflected as a zero increase in the value of this benefit, as a result of the large increase in the discount rate, which significantly lowered its actuarial present value. The changes in the actuarial present values of the Named Executive Officers’ SERP benefits do not constitute cash payments to the Named Executive Officers. None of the Named Executive Officers actually received any cash payment with respect to this benefit in 2022.

(10) There were no special event bonuses awarded for 2020 performance. Dr. Brown received a bonus of $1,500 relating to patent awards in 2021. For greater detail see the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Special event awards.”

(11) This amount is based on the aggregate grant date fair value of the restricted share units and performance share units granted to this Named Executive Officer on March 2, 2021. These stock awards are discussed in greater detail in the section of this proxy statement entitled “Compensation Discussion and Analysis” under the heading “Long-term incentive equity compensation awards.”

(12) This amount is based on the difference between the actuarial present value of the accrued benefit under the SERP as of December 31, 2020, using a discount rate of 1.54%, and the actuarial present value of the accrued benefit under the SERP as of December 31, 2021, using a discount rate of 2.16%. In 2021, the value of the SERP decreased, which has been reflected as a zero increase in the value of this benefit, as a result of an increase in the discount rate, which lowered the SERP’s actuarial present value, and a larger bonus previously paid for extraordinary Company performance dropping out of the final average salary calculation for purposes of determining the future accrued benefit. The changes in the actuarial present values of the Named Executive Officers’ SERP benefits do not constitute cash payments to the Named Executive Officers. None of the Named Executive Officers actually received any cash payment with respect to this benefit in 2021.

(13) This amount is based on (a) auto expense reimbursements and allowance of $2,056, $744 and $1,921, (b) life and disability insurance premium payments of $8,455, $8,079 and $7,664 and (c) nonelective employer 401(k) plan contributions of $9,900, $9,150 and $8,700, in each case for 2023, 2022 and 2021, respectively.

(14) This amount is based on (a) auto expense reimbursements and allowance of $3,276, $1,274 and $2,203, (b) life and disability insurance premium payments of $7,977, $6,429 and $4,676 and (c) nonelective employer 401(k) plan contributions of $9,900, $9,150 and $8,700, in each case for 2023, 2022 and 2021, respectively.

(15) This amount is based on (a) auto expense reimbursements and allowance of $4,800, $5,114 and $5,189, (b) life and disability insurance premium payments of $8,769, $8,207 and $7,880 and (c) nonelective employer 401(k) plan contributions of $9,900, $9,150 and $8,700, in each case for 2023, 2022 and 2021, respectively.

(16) This amount is based on the award of 8,301 restricted share units granted on September 29, 2022 to compensate Mr. Millard for the value of any unvested equity forfeited from his prior employment, which award is subject to a time based vesting restriction, with one-half of the total share amount vested on the one-year anniversary of the date of grant (September 29, 2023) and the other half vesting on the second anniversary of Mr. Millard's date of hire (September 6, 2024).

(17) This amount is based on (a) auto expense reimbursements and allowance of $301 and $130 (b) life and disability insurance premium payments of $2,335 and $271, (c) nonelective employer 401(k) plan contributions of $9,900 and $0, (d) relocation expense reimbursements of $37,960 and $12,040 and (e) tax gross-ups on relocation expenses of $17,934 and $5,368, in each case for 2023 and 2022, respectively.

Universal Display Corporation • 2024 Proxy Statement • 26

Grants of Plan-Based Awards

The following table summarizes each grant of an award made to Named Executive Officers in 2023. These awards were made as discussed above in the “Compensation Discussion and Analysis” section under the headings “Short-term incentive compensation” and “Long-term incentive equity compensation awards.” No stock options, stock appreciation rights (“SARs”) or other similar instruments were awarded to the Named Executive Officers during 2023.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock (#) (3)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Steven V. Abramson
Annual Incentive Plan	—	563,206	1,126,413	2,252,825	—	—	—	—		—	—	—
RSUs	3/7/2023	—	—	—	—	—	—	14,425		—	—	2,000,026
PSUs	3/7/2023	—	—	—	3,606	28,851	86,553	—		—	—	4,781,070
Julia J. Brown, Ph.D.
Annual Incentive Plan	—	435,147	870,294	1,740,588	—	—	—	—		—	—	—
RSUs	3/7/2023	—	—	—	—	—	—	10,125		—	—	1,403,831
PSUs	3/7/2023	—	—	—	2,531	20,251	60,753	—		—	—	3,355,921
Mauro Premutico
Annual Incentive Plan	—	368,371	736,743	1,473,485	—	—	—	—		—	—	—
RSUs	3/7/2023	—	—	—	—	—	—	7,790		—	—	1,080,084
PSUs	3/7/2023	—	—	—	1,948	15,580	46,740	—		—	—	2,581,840
Janice K. Mahon
Annual Incentive Plan	—	299,860	599,720	1,199,440	—	—	—	—		—	—	—
RSUs	3/7/2023	—	—	—	—	—	—	6,275		—	—	870,029
PSUs	3/7/2023	—	—	—	1,569	12,551	37,653	—		—	—	2,079,917
Brian Millard
Annual Incentive Plan	—	178,500	357,000	714,000	—	—	—	—	—	—	—	—
RSUs	3/7/2023	—	—	—	—	—	—	3,607		—	—	500,111
PSUs	3/7/2023	—	—	—	902	7,215	21,645	—		—	—	1,195,662

(1) These columns reflect the range of potential awards under the Annual Incentive Plan available to be earned by the Named Executive Officer for 2023. The actual amounts earned for 2023 under the Annual Incentive Plan are set forth in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” Each Named Executive Officer earned an award of approximately 137% of the target amount under the Annual Incentive Plan for 2023 performance, which was paid in March 2024. For further detail, see “Compensation Discussion and Analysis—Short-term Incentive Compensation.”

(2) Consists of an award of PSUs, which vest based on the achievement of pre-established relative performance goals. Half of the PSUs awarded will vest based on the achievement of cumulative adjusted EBITDA performance targets for the three year period from January 1, 2023 to December 31, 2025, with one quarter vesting based on the achievement of TSR relative to TSR of the companies in the Nasdaq Electronics Components Index for the three year period from January 1, 2023 to December 31, 2025, and the other quarter vesting based on the achievement of cumulative total gross margin performance targets for the three year period from January 1, 2023 to December 31, 2025. The PSU target awards are subject to a multiplier ranging from 0x to 3x based upon the percentile achievement with respect to each relative target. These awards are subject to the continued employment of the Named Executive Officers on the applicable vesting date. For further detail, see “Compensation Discussion and Analysis—Long-term incentive equity compensation awards.”

(3) Consists of an award of time-based RSUs, which vested or will vest ratably one-third each year over three years on March 7, 2024, 2025 and 2026.

Universal Display Corporation • 2024 Proxy Statement • 27

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the outstanding equity awards granted to the Named Executive Officers as of December 31, 2023. None of the Named Executive Officers holds any outstanding stock options.

		Stock Awards		Equity Incentive Plan Awards
Name	Grant Date	Number of Shares of Stock that Have Not Vested (#) (1)	Market Value of Shares of Stock that Have Not Vested ($) (1) (2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
Steven V. Abramson	3/2/2021	6,216	1,188,872	18,649	3,566,808
	2/16/2022	8,988	1,719,045	26,964	5,157,135
	3/7/2023	14,425	2,758,926	28,851	5,518,042
Julia J. Brown, Ph.D.	3/2/2021	4,363	834,467	13,089	2,503,402
	2/16/2022	6,308	1,206,468	18,927	3,619,978
	3/7/2023	10,125	1,936,508	20,251	3,873,206
Mauro Premutico	3/2/2021	3,356	641,869	10,070	1,925,988
	2/16/2022	4,854	928,376	14,563	2,785,319
	3/7/2023	7,790	1,489,915	15,580	2,979,831
Janice K. Mahon	3/2/2021	2,704	517,167	8,112	1,551,501
	2/16/2022	3,910	747,827	11,731	2,243,671
	3/7/2023	6,275	1,200,157	12,551	2,400,504
Brian Millard	9/29/2022	4,150	793,729	—	—
	3/7/2023	3,607	689,875	7,215	1,379,941

(1) RSUs for the Named Executive Officers, except with respect to Mr. Millard's September 29, 2022 award, vest over three years with one-third vesting on the first three anniversaries of the date of grant. The RSUs granted to Mr. Millard on September 29, 2022 vest over two years, with the first half vested on the anniversary of the date of grant and the second half vesting on the second anniversary of Mr. Millard's date of hire, September 6, 2024.

(2) Based on the closing price of the Company’s common stock on the Nasdaq Global Select Market ($191.26) as of December 29, 2023 (the last trading day of the year ended December 31, 2023).

(3) PSUs granted March 2, 2021 are eligible to vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2021 through December 2023. PSUs granted February 16, 2022 are eligible to vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2022 through December 2024. PSUs granted March 7, 2023 are eligible to vest based on the achievement of pre-established relative performance goals over a three-year performance period from January 2023 through December 2025.

Stock Vested Table

The following table summarizes the vesting of stock, including restricted stock, restricted stock units, performance stock units, and similar instruments, for the Named Executive Officers during 2023. None of the Named Executive Officers exercised any stock options, SARs or other similar instruments during 2023.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steven V. Abramson	22,474	3,140,937
Julia J. Brown, Ph.D.	20,895	2,924,662
Mauro Premutico	14,697	2,056,238
Janice K. Mahon	12,336	1,726,267
Brian Millard	4,151	651,665

(1) Based on the closing price of our common stock on the Nasdaq Global Select Market on the date of vesting.

Universal Display Corporation • 2024 Proxy Statement • 28

For each of the Named Executive Officers, the shares shown as vesting above include PSUs, RSAs and RSUs vesting under long-term incentive equity awards made in prior years. Named Executive Officers that were employed with the Company in 2020 received the following PSU grants in 2020: Mr. Abramson – 3,209; Dr. Brown – 2,252; Mr. Premutico – 1,733; and Ms. Mahon – 1,396. The PSU grants that vested represented a total of 12.5% of the target awards. PSUs granted under the long-term incentive equity award made in 2020 to the still current Named Executive Officers vested based on the achievement of pre-established relative performance goals over a three-year performance period from January 2020 through December 2022. The PSUs were subject to a sliding scale multiplier ranging from 0x to 2x based upon the percentile achievement with respect to two equally weighted relative targets: cumulative revenue growth (“CRG”) and TSR relative to companies in the Nasdaq Electronics Components Index. The portion of the PSUs target award relating to CRG did not meet the 40% minimum threshold target and vested at 0%. The TSR portion of the PSU target award fell within the 40th to 49th percentile and resulted in the achievement of 25% of award target for that portion of the PSU grants.

Pension Benefits Table

The following table provides information regarding the Company’s Supplemental Executive Retirement Plan, or SERP. For further detail, see “Compensation Discussion and Analysis—Supplemental retirement benefits.” Mr. Millard is not a participant in the SERP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Steven V. Abramson	SERP	27	14,692,636	-
Julia J. Brown, Ph.D.	SERP	25	8,638,336	-
Mauro Premutico	SERP	12	3,043,545	-
Janice K. Mahon	SERP	27	6,492,103	-

(1) For information regarding the assumptions made in the valuations of these amounts, see Footnote 17 to the Company's financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for such year.

Potential Payments Upon Termination in Connection with a Change in Control

In April 2003, the Company entered into Change in Control Agreements with the following Named Executive Officers: Mr. Abramson, Dr. Brown and Ms. Mahon (the “Original CIC Agreements”). These agreements provided for certain cash payments and other benefits to the Named Executive Officers upon a qualifying employment termination event in connection with a “Change in Control” of the Company. In November 2008, the Original CIC Agreements were amended and restated to bring them into compliance with Section 409A of the IRC and regulations issued thereunder.

The Amended and Restated CIC Agreements with each of Mr. Abramson, Dr. Brown and Ms. Mahon, and the Amended and Restated Change in Control Agreement entered into with Mr. Premutico in April 2012 and the Amended and Restated Change in Control Agreement entered into with Mr. Millard in September 2022 (collectively, “Amended CIC Agreements”) utilize a “double-trigger” mechanism whereby benefits are not paid to an executive as a result of the Change in Control unless he or she also experiences a qualifying termination event in connection with the Change in Control (i.e., termination or substantial reduction in responsibilities).

Under the Amended CIC Agreements, if a Named Executive Officer’s employment is terminated in connection with a Change in Control, such Named Executive Officer would be entitled to the following benefits:

•
a lump-sum payment equal to two times the sum of the average annual base salary and the annual bonus to the individual, including any authorized deferrals, salary reduction amounts and any car allowance, and including the fair market dollar value equivalent of any bonus amounts paid in the form of stock options, SARs, warrants, stock awards or performance units;
•
a lump-sum payment equal to the estimated after-tax premium cost to the individual of continuing any Company-sponsored life, travel or accident insurance and disability insurance coverage for the individual (and where applicable, his or her spouse and dependents), based on coverage levels in effect immediately prior to the termination date (less any contributions that would have been required by the individual), for two years;
•
a lump-sum payment equal to the Company-provided contributions to which the individual would be entitled under the Company’s 401(k) savings and retirement plans, assuming the individual continued working for the Company for two years at his or her annual base salary;
•
effective immediately preceding the Change in Control (but contingent upon the consummation of the Change in Control), full vesting of all outstanding, unvested equity awards held by the individual immediately preceding the Change in Control that have not yet become vested (and exercisable to the extent applicable), except the awards which vest based on the attainment of performance criteria would not automatically vest but would instead be governed by the terms of the plan or agreement evidencing the award;

Universal Display Corporation • 2024 Proxy Statement • 29

•
continued group hospitalization, health and dental care coverage, at the level in effect as of the termination date (or generally comparable coverage) for the individual and, where applicable, the individual’s spouse and dependents, for two years assuming the individual continued working for the Company;
•
a lump-sum payment equal to $10,000 for outplacement assistance services for two years;
•
applicable SERP benefit payout; and
•
an additional payment to cover any excise tax imposed on the individual (with the exception of Mr. Millard) by reason of the individual receiving the payments and benefits specified above.

The estimated payments and benefits that the Company would provide to each Named Executive Officer under the Amended CIC Agreements are set forth in the following table, based on the assumption that his or her employment is terminated in connection with a Change in Control which took place on December 31, 2023.

Name	Lump Sum Payment of Two Times Annual Base Salary (1) ($)	Lump Sum Payment of Two Times Annual Bonus (2) ($)	Lump Sum Payment for Accrued and Unused Paid Time Off and Sick Time ($)	Lump Sum Payment of Estimated After-Tax Cost to Continue Life, Travel and Disability Insurance for Two Years ($)	Estimated Value of Ongoing Contributions Under Long- Term Incentive, Savings and Retirement Plans for Two Years ($)	Estimated After-Tax Value of Ongoing Payments to Continue Group Medical, Health and Dental Care Coverage for Two Years ($)	Estimated Value of Unvested Stock Options and Stock Awards Subject to Accelerated Vesting (3) (4) ($)	Payment for Outplacement Assistance Services ($)	SERP Payout ($)	Value of Tax Reimbursement Payments on Account of Excise or Other Taxes ($)	Total Payments and Benefits ($)
Steven V. Abramson	1,814,260	3,715,676	197,422	56,802	19,800	40,231	19,908,827	10,000	14,692,636	20,370,105	60,825,760
Julia J. Brown, Ph.D.	1,404,470	2,870,824	146,560	16,911	19,800	40,231	13,974,029	10,000	8,638,336	13,498,888	40,620,050
Mauro Premutico	1,190,788	2,430,280	129,126	15,954	19,800	54,294	10,751,298	10,000	3,043,545	8,491,820	26,136,906
Janice K. Mahon	971,552	1,978,286	78,324	17,538	19,800	40,231	8,660,827	10,000	6,492,103	10,235,703	28,504,364
Brian Millard	904,500	391,388	22,804	4,669	19,800	40,231	2,863,546	10,000	-	-	4,256,938

(1) Under the Amended CIC Agreements, this is to be based on the highest monthly base salary paid or payable to the employee during the twenty-four (24) months prior to December 31, 2023, including any amounts earned but deferred. It is also to include any annual car allowance. For purposes of this calculation, the employee’s bi-weekly salary as of the payment period ended on December 31, 2023 was utilized. Also, an annual car allowance of $6,000 is included for each Named Executive Officer.

(2) Under the Amended CIC Agreements, this is to be based on the highest annual bonus to the employee for the last three full fiscal years prior to December 31, 2023, and is to include the fair market dollar value equivalent of any stock, restricted stock or stock options issued as bonus consideration, determined as of the date of issuance and without regard to any restrictions or vesting conditions.

(3) Assumes all unvested or restricted stock options and stock awards, including performance-based grants, vest on termination of employment in connection with a Change of Control. See table under “Outstanding Equity Awards at Fiscal Year-End Table” for further detail. This amount does not include restricted stock (RSUs and PSUs) awarded in March 2024 as long-term incentive compensation.

In consideration of receiving these payments and benefits, each Named Executive Officer has agreed not to compete with the Company for six months following his or her termination in connection with a Change in Control. Each Named Executive Officer has further agreed that, for two years following his or her termination he or she will not knowingly (i) solicit or recruit any of the Company’s employees to compete with the Company, or (ii) divert or unreasonably interfere with the Company’s business relationships with any of its suppliers, customers, partners or joint venturers with whom the individual had any involvement. In addition, each Named Executive Officer is required to execute a general release of all employment-related claims he or she may have against the Company in order to receive the payments and benefits specified under the Amended CIC Agreements. (Such restrictive covenants are in addition to, and not in lieu of, restrictive covenants to which each Named Executive Officer is subject in other agreements with the Company, such as equity grant agreements.)

Universal Display Corporation • 2024 Proxy Statement • 30

As used in the Amended CIC Agreements, a Change in Control of the Company would occur if:

•
any person (or affiliated group of persons) first becomes the beneficial owner of securities of the Company (not including securities previously owned by such person(s) or any securities acquired directly from the Company) representing 30% or more of the then-outstanding voting securities of the Company;
•
the individuals who constitute our Board of Directors at the beginning of any 24-month period cease, for any reason other than death, to constitute at least a majority of our Board of Directors;
•
the Company consummates a merger or consolidation with any other corporation, except where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent at least 50% of the voting securities of the Company (or the surviving entity of the merger or consolidation or its parent), or where no person first becomes the beneficial owner of securities of the Company representing 30% or more of the then-outstanding voting securities of the Company;
•
the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or an agreement is consummated for the sale or disposition by the Company of all or substantially all of its assets, excluding a sale or disposition by the Company of all or substantially all of its assets to an entity, at least 50% of the voting securities of which are owned by persons in substantially the same proportion as their ownership of the Company immediately prior to the sale; or
•
any person consummates a tender offer or exchange for voting stock of the Company and, directly or indirectly, becomes (in one or more transactions) the “beneficial owner” of securities of the Company representing a majority of the voting securities of the Company.

As used in the Amended CIC Agreements, a termination of a Named Executive Officer in connection with a Change in Control of the Company would include a termination of the Named Executive Officer’s employment:

•
by the Company at the time of or within two years after a Change in Control, other than for the individual’s death or incapacity for a period of 12 consecutive months, or for cause;
•
by the individual within two years after a Change in Control for (i) the Company’s breach of the Amended CIC Agreement or any other material obligation of the Company to the individual, (ii) any significant reduction by the Company of the individual’s authority, duties or responsibilities, (iii) any demotion or removal of the individual from his or her employment grade, compensation level or officer positions, or (iv) a relocation by more than 50 miles of the offices of the Company at which the individual principally works; and
•
by either the Company or the individual during the one-year period immediately preceding a Change in Control, unless the Company establishes by clear and convincing evidence that the termination was for good faith business reasons not related to the Change in Control.

Compensation of Directors

Attracting and retaining qualified individuals to serve on our Board of Directors is crucial for our long-term success. Our director compensation policies and practices are critical to our ability to accomplish this goal and to reward our independent non-employee directors for their service as members of the Board. Our non-employee director compensation is designed to offer competitive cash and equity compensation to attract and retain qualified directors and to align the interests of our directors with the long-term interests of our shareholders.

Our Board of Directors, guided by our Human Capital Committee, periodically establishes the level of compensation for our non-employee directors. Directors who also are current officers or employees of the Company receive no additional compensation for service as directors.

To aid their review, the Board and Human Capital Committee generally utilize the services of compensation consultant, Korn Ferry. In December 2022, in consultation with Korn Ferry, the Board and Human Capital Committee decided to maintain the same compensation structure and amounts paid for independent directors for 2023 as for 2022, as described below.

In 2023, cash compensation for each of the independent directors for Board and committee service consisted of $74,520 in annual director fees (paid in four quarterly installments of $18,630 each), and each independent director who served in 2023 on a committee of the Board of Directors (other than as the committee chair) received additional cash compensation for such committee service in the following amounts: $7,763 annually for any independent director serving as a member of the NCG Committee, the Investment Committee or the ESR Committee, $10,350 annually for any independent director serving as a member of the Human Capital Committee and $15,525 annually for any independent director serving as a member of the Audit Committee. Further, the chairs of the NCG Committee, the Investment Committee and the ESR Committee received $15,525 in cash for such service, the chair of the Human

Universal Display Corporation • 2024 Proxy Statement • 31

Capital Committee received $20,700 in cash for such service and the chair of the Audit Committee received $31,050 in cash for such service. In addition, Ms. Gemmill was paid an annual cash retainer of $33,638 for her service as Board Chair. Such cash retainers were paid in equal quarterly installments at the end of each calendar quarter for 2023. The equity component of independent director compensation consisted of a number of shares of our common stock based on a dollar target value of $217,350, which number of shares were determined based on the closing price of our common stock on the day of the Board’s December 8, 2022 meeting.

For 2024, in consultation with Korn Ferry, on December 7, 2023 our Human Capital Committee and Board of Directors decided to close the gap between Audit Committee and Human Capital Committee compensation to align with the compensation trend for these committees among public companies, and to round non-employee Board and committee compensation values. Compensation for each of the non-employee members of our Board of Directors will include:

•
A cash award of $75,000, payable in quarterly installments of $18,750 at the end of each calendar quarter of the year;
•
An award of shares of our common stock having a dollar value target of $220,000 as of the closing price of the date of approval. Using the December 7, 2023 closing price, the target value resulted in a fractional share, so the award was rounded up, resulting in an annual grant of 1,256 shares (for a total value of $220,101), which will be paid out in equal quarterly installments at the end of each calendar quarter in 2024; and
•
Each of the Company’s non-employee directors who serves as a member of one of the committees of the Board (other than the committee chair) in 2024 will receive annual cash compensation for his or her service as a member of such committee in the following amounts: $16,000 for a member of the Audit Committee, $12,500 for a member of the Human Capital Committee, and $8,000 for each of the members of the NCG Committee, Investment Committee and ESR Committee, and for members of such other committees of the Board as may be added in the future. Each of the Company’s non-employee directors who serves as a chair of one of the committees of the Board will receive an annual cash retainer (cash payment) in connection with his or her service as chair for 2024, in the following amounts: $32,000 for the chair of the Audit Committee, $25,000 for the chair of the Human Capital Committee and $16,000 for each of the chairs of the NCG Committee, Investment Committee and ESR Committee. Additionally, Mr. Rosenblatt as Board Chair, and Ms. Gemmill as Lead Independent Director of the Board, each will receive additional annual cash retainers (cash payment) in connection with their services as the Board Chair and the Lead Independent Director of the Board, respectively, in the amount of $35,000. Such cash retainers are to be paid in equal quarterly installments at the end of each calendar quarter of 2024.

The following table provides information on the compensation of members of our Board of Directors (who are not Named Executive Officers) in 2023.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Nigel Brown, Ph.D. (3)	-	-	-		-
Cynthia J. Comparin	97,808	220,101	-		317,909
Richard C. Elias	105,570	220,101	-		325,671
Elizabeth H. Gemmill	167,670	220,101	-		387,771
C. Keith Hartley	131,445	220,101	-		351,546
Celia M. Joseph	90,045	220,101	-		310,146
Lawrence Lacerte	123,683	220,101	-		343,784
Joan Lau, Ph.D. (3)	-	-	-		-
Sidney D. Rosenblatt	92,813	220,101	2,909,103	(4)	3,222,017

(1) There were no option awards made to any of our independent directors in 2023. As of December 31, 2023, none of the directors owned any options to purchase shares of our common stock.

(2) At a meeting on December 7, 2023, the Board of Directors approved an award of shares having a target value of $220,000 (subject to rounding up for any fractional share) based on the closing price on the date of the meeting, to be issued in quarterly installments as compensation in 2024. The closing price of the Company’s common stock was $175.24 per share on the grant approval date of December 7, 2023, resulting in a grant of 1,256 shares (for a total value of $220,101). These 1,256 shares will be issued in equal quarterly installments at the end of each quarter in 2024 provided such Director continues to serve on the Board as of such date. After the calculation of the number of shares based on the closing price on December 7, 2023, the number of shares is fixed and is not adjusted to reflect price fluctuations at the time of issuance. For information regarding the assumptions made in the

Universal Display Corporation • 2024 Proxy Statement • 32

valuations of these amounts, see Footnote 16 to the Company’s consolidated financial statements for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K for such year.

(3) Dr. Brown and Dr. Lau did not receive compensation for service on our Board of Directors in 2023 as they were elected to the Board effective March 4, 2024.

(4) At a meeting on February 21, 2023, the Board of Directors approved an award of shares to Mr. Rosenblatt equal to the number of shares (19,265) Mr. Rosenblatt would have received during the first quarter of 2023 for his performance of duties in 2022, but for his retirement on December 31, 2022, upon the vesting of one-third of each of the time-based restricted share unit grants made in 2020, 2021 and 2022. The award had a grant date fair value of $2,444,151. The Board of Directors also approved on such date an award of shares equal to the number of shares Mr. Rosenblatt would have received upon the vesting of performance units under the Company's Long Term Incentive Plan as part of 2020 compensation, to be determined by the Human Capital Committee at a later date. On March 22, 2023, the Human Capital Committee certified the satisfaction of certain performance conditions under the Company's Long Term Incentive Plan as part of 2020 compensation, resulting in an award of shares to Mr. Rosenblatt equal to the number of shares (3,209) he would have received but for his retirement on December 31, 2022, with a grant date fair value of $464,952.

Equity Compensation Plans

The following table includes information on our equity compensation plans (including individual compensation arrangements), both previously approved and not approved by our shareholders, as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (#) (1)(2)
Equity compensation plans approved by security holders	-	-	2,334,063
Equity compensation plans not approved by security holders	-	-	-
Total	-	-	2,334,063

(1)
Excludes any securities reflected in the column entitled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”
(2)
Consists of 1,519,235 shares remaining available for issuance under the Company’s Equity Compensation Plan and 814,828 shares remaining available for issuance under the Company’s Employee Stock Purchase Plan. No more than 12,500 shares are subject to purchase by each participant during any three-month purchase period under the Employee Stock Purchase Plan.

Universal Display Corporation • 2024 Proxy Statement • 33

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

In the Proxy Statement for the 2023 Annual Meeting of Shareholders, our Board of Directors recommended that our shareholders approve the frequency of continuing to hold this advisory vote on an annual basis, to provide our shareholders with the ability to express their views on our executive compensation policies and practices on a frequent basis. By their votes at our 2023 meeting, our shareholders agreed. Accordingly, we determined that future advisory shareholder votes on the compensation of the Company’s Named Executive Officers will be held every year until the next vote on the frequency of such advisory shareholder votes.

The compensation of our Named Executive Officers subject to the vote is disclosed in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in the “Compensation Discussion and Analysis” section, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our shareholders’ interests, consistent with current market practices. Compensation of our Named Executive Officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.

Accordingly, our Board of Directors is asking our shareholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement by casting a non-binding, advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or our Company. Nevertheless, the views expressed by the shareholders, whether through this vote or otherwise, are important to Company management and the Board and, accordingly, the Board and the Human Capital Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are "FOR" approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION PROPOSED UNDER THIS PROPOSAL 2.

Universal Display Corporation • 2024 Proxy Statement • 34

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

At a meeting held on April 2, 2024, our Audit Committee recommended and approved the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2024. KPMG has served in this capacity since being engaged by us on July 30, 2002. We are seeking the ratification of our appointment of KPMG as our independent registered public accounting firm for 2024 at the Annual Meeting.

We expect that a representative of KPMG will attend the Annual Meeting and will be available to respond to appropriate questions. If this representative desires to do so, he or she will have the opportunity to make a statement at the Annual Meeting.

Vote Required and Recommendation of our Board of Directors

This proposal will be approved if a majority of the votes cast by all shareholders, voting as a single class, are "FOR" approval. Abstentions on this proposal are not considered “votes cast” and will have no effect on the outcome of the vote. Similarly, broker non-votes are not considered “votes cast” with respect to this proposal and, therefore, will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THIS PROPOSAL 3.

Fees Billed by the Company’s Independent Auditors

The audit and tax fees billed to the Company from KPMG for 2023 and 2022 are set forth in the table below:

Fee Category	2023 ($)	2022 ($)
Audit Fees(1)	1,233,810	1,135,300
Audit Related Fees(2)	500	500
Tax Fees(3)	505,725	433,366
All Other Fees(4)	1,780	-
Total	1,741,815	1,569,166

(1) “Audit Fees” relate to professional services rendered in connection with the audit of the Company’s annual consolidated financial statements and internal controls over financial reporting, quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q and statutory audits of the Company’s subsidiaries in Hong Kong and Korea.

(2) “Audit Related Fees” relate to fees for ancillary services related to the statutory audit of the Company's subsidiary in Hong Kong.

(3) “Tax Fees” include fees that relate to professional services rendered in connection with tax preparation relating to international tax returns, tax compliance matters primarily associated with business operations outside of the United States, and tax consulting services on certain international and domestic matters.

(4) "All Other Fees" include fees associated with a license for accounting research software.

The aggregate fees included in Audit Fees and Audit Related Fees are fees billed for the fiscal year while the aggregate fees included in Tax Fees and All Other Fees are fees billed in the fiscal year.

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee currently approves all engagements to provide both audit and non-audit services and has not established formal pre-approval policies or procedures. During 2023, our Audit Committee approved non-audit services, as defined by Rule 2-01(c)(4) of Regulation S-X, relating to tax consultation for assisting with tax matters associated with business operations outside of the United States and certain domestic tax matters, and tax compliance services. In addition, the services described in the table as Audit Related Fees were approved by the Audit Committee as de minimis as contemplated by Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Universal Display Corporation • 2024 Proxy Statement • 35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information, as of the Record Date, with respect to persons known by the Company to beneficially own more than five percent (5%) of any class of our voting securities.

Title of Class	Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(2)	Percentage Ownership(2)
Common Stock
	The Vanguard Group (3)	4,517,141	9.5%

	BlackRock, Inc. (4)	4,025,687	8.5%

	Scott Seligsohn, Lori S. Rubenstein and Steven G. Winters (5)(6)	2,822,074	5.9%

Series A Nonconvertible Preferred Stock
	American Biomimetics Corporation (6)(7)	200,000	100%

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Universal Display Corporation, 250 Phillips Boulevard, Ewing, New Jersey 08618.

(2) Unless otherwise indicated, we believe all persons named in the table have sole voting and investment power with respect to all shares of our common stock and Series A Nonconvertible Preferred Stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 47,439,291 shares of our common stock and 200,000 shares of our Series A Nonconvertible Preferred Stock outstanding as of the Record Date. In accordance with SEC rules, options or warrants to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options or warrants for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed do not include any shares issuable upon the exercise of outstanding options because none of the above persons holds any such options.

(3) Represents shares of the Company’s common stock beneficially owned as of December 29, 2023, based on a Schedule 13G/A filed by The Vanguard Group on February 13, 2024. In such filing, The Vanguard Group indicates that it has sole voting power with respect to none of its shares, shared voting power with respect to 18,457 shares, sole dispositive power with respect to 4,451,537 shares and shared dispositive power with respect to 65,604 shares. The reported address is 100 Vanguard Blvd., Malvern, PA 19355.

(4) Represents shares of the Company’s common stock beneficially owned as of December 31, 2023, based on a Schedule 13G/A filed by BlackRock, Inc. on January 25, 2024 on behalf of BlackRock Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited and BlackRock Fund Managers Ltd. In such filing, BlackRock, Inc. indicates that it has sole voting power with respect to 3,930,457 shares, shared voting power with respect to none of its shares, sole dispositive power with respect to 4,025,687 shares and shared dispositive power with respect to none of its shares. The reported address is 50 Hudson Yards, New York, NY 10001.

(5) Includes (a) 1,316,657 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Scott Seligsohn (the “Seligsohn Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (b) 1,100,000 shares of our common stock owned by the Sherwin I. Seligsohn Irrevocable Indenture of Trust dated July 29, 1993, FBO Lori S. Rubenstein (the “Rubenstein Trust”), of which Lori S. Rubenstein, Scott Seligsohn and Steven G. Winters are co-trustees; (c) 136,000 shares of our common stock owned by American Biomimetics Corporation, of which the Rubenstein Trust and Seligsohn Trust are the principal shareholders; (d) 117,853 shares of our common stock owned directly by Mr. Scott Seligsohn; (e) 47,000 shares of our common stock owned directly by Ms. Rubenstein; (f) 38,222 shares of our common stock owned by The Seligsohn Foundation, of which Ms. Rubenstein and Mr. Scott Seligsohn are co-trustees; and (g) 66,342 shares of our common stock owned by the estate of our late Founder and former Board Chairman, Mr. Sherwin I. Seligsohn, of which Ms. Rubenstein and Mr. Scott Seligsohn are co-executors.

(6) The address of these beneficial owners is c/o Cozen O’Connor, 1900 Market Street, Philadelphia, PA 19103.

(7) Mr. Scott Seligsohn serves as a director and as Chairman, President and Treasurer, and Ms. Lori S. Rubenstein serves as a director and as Vice President and Secretary, of American Biomimetics Corporation, which owns all 200,000 shares of our Series A Nonconvertible Preferred Stock.

Universal Display Corporation • 2024 Proxy Statement • 36

Security Ownership of Management

The table below sets forth certain information, as of the Record Date, with respect to the beneficial ownership of any class of our equity securities beneficially owned by all directors, nominees for director and Named Executive Officers of the Company, as well as all executive officers of the Company and directors as a group.

Title of Class	Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)		Percentage Ownership (2)
Common Stock
	Steven V. Abramson	234,922	(3)	*
	Julia J. Brown, Ph.D.	66,982		*
	Nigel Brown, Ph.D.	97		*
	Cynthia J. Comparin	5,644		*
	Richard C. Elias	18,365	(4)	*
	Elizabeth H. Gemmill	97,088		*
	C. Keith Hartley	81,534	(5)	*
	Celia M. Joseph	5,644		*
	Lawrence Lacerte	120,002	(6)	*
	Joan Lau, Ph.D.	97		*
	Janice K. Mahon	42,803		*
	Brian Millard	13,904		*
	Mauro Premutico	36,945		*
	Sidney D. Rosenblatt	164,719	(7)(8)	*

	All directors and executive officers as a group (14 persons)	888,746		1.9%

* Represents less than 1% of our outstanding common stock.

(1) Unless otherwise indicated, the address of each beneficial owner is c/o Universal Display Corporation, 250 Phillips Boulevard, Ewing, New Jersey 08618.

(2) Unless otherwise indicated, we believe all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. The percentage ownership for each beneficial owner listed above is based on 47,439,291 shares of our common stock outstanding as of the Record Date. In accordance with SEC rules, options to purchase shares of our common stock that were exercisable as of the Record Date, or would become exercisable within 60 days thereafter, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing such person’s percentage ownership, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The numbers of shares of common stock listed do not include any shares issuable upon the exercise of outstanding options because none of the above persons holds any such options.

(3) Includes an aggregate 11,712 shares held by the following Grantor Retained Annuity Trusts that each holds the number of shares set forth behind its name: The Steven V. Abramson August 2020 Annuity Trust dated as of August 31, 2020 (2,699 shares), The Steven V. Abramson September 2022 Annuity Trust dated as of September 19, 2022 (3,980 shares), and The Steven V. Abramson January 2023 Annuity Trust dated as of January 11, 2023 (5,033 shares). Mr. Abramson is trustee and beneficiary of each of the foregoing trusts.

(4) Includes 5,680 shares held by The Elias 2021 Gifting Trust, of which Mr. Elias’ spouse is trustee and beneficiary, 755 shares held by the James Elias Trust, of which Mr. Elias’ spouse is trustee, 7,820 shares held by The Elias Family Trust, of which Mr. Elias is trustee and is revocable, and 516 shares held by The Elias 2021 Grantor Retained Annuity Trust dated May 12, 2021, of which Mr. Elias is trustee and beneficiary.

(5) 57,126 shares of common stock held by Mr. Hartley are pledged as collateral for margin accounts.

(6) 120,002 shares of common stock held by Mr. Lacerte are pledged as security for a margin loan.

(7) Includes an aggregate 19,342 shares held by the following Grantor Retained Annuity Trusts that each holds the number of shares set forth behind its name: The Sidney Rosenblatt August 2020 Annuity Trust dated August 31, 2020 (11,326 shares), The Sidney Rosenblatt Annuity Trust dated September 28, 2021 (6,934 shares) and The Sidney Rosenblatt January 2022 Annuity Trust dated January 6, 2022 (1,082 shares). Mr. Rosenblatt is trustee and beneficiary of each of the foregoing trusts.

(8) Includes 17,499 shares of our common stock held by Mr. Rosenblatt’s spouse and being reported as beneficially owned by Mr. Rosenblatt.

Universal Display Corporation • 2024 Proxy Statement • 37

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Relationship with David Rosenblatt

We employ David Rosenblatt, son of Sidney D. Rosenblatt, as an analyst of UDC Ventures LLC, the Company’s wholly-owned indirect subsidiary. In 2023, we paid David Rosenblatt a base salary, bonus and equity grant compensation of $177,850.

Policies and Procedures for Approval of Related Person Transactions

Consistent with applicable Nasdaq listing requirements, the Audit Committee of our Board of Directors is responsible for reviewing all transactions between us and related persons for potential conflicts of interest on an ongoing basis and for approving all such transactions. Related persons include any of our directors or nominees for director, any of our executive officers, any shareholders owning more than 5% of any class of our equity securities and immediate family members of any of these persons.

To help identify transactions with related persons, each year, we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which they or their family members have an interest. Responses to these Director and Officer Questionnaires are reviewed and transactions that might reasonably pose a conflict of interest are brought to the attention of the Audit Committee for consideration. Additionally, the Company’s legal department reviews all new Company contracts and has not identified any new related person transactions.

The transactions with the related persons identified above are reviewed with our Audit Committee on a regular basis, most recently at a meeting of the Audit Committee on April 2, 2024. At this meeting, the Audit Committee ratified the above transaction following its consideration of the potential conflicts of interest.

RISK OVERSIGHT BY OUR BOARD OF DIRECTORS

The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks. Our Board of Directors also works to oversee risk through its consideration and authorization of significant matters, such as major strategic, operational and financial initiatives and its oversight of management’s implementation of those initiatives.

In particular, our Audit Committee is tasked pursuant to its charter “to discuss with management and the Company’s independent auditor, as appropriate, the Company’s risk assessment and risk management policies, including the Company’s major exposures to financial risk and the steps taken by management to monitor and mitigate such exposures.” As appropriate, the Chair of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

In its risk oversight capacity, our Board of Directors engages in various practices, including, without limitation:

•
reviewing and considering reports from and information provided by management to the Board and its committees on topics relating to the risks that we face, including, without limitation, the status of current and anticipated developments of our technology, cybersecurity risks, environmental and social issues, access to debt and equity capital markets, existing and potential legal claims against us, and various other matters relating to our business;
•
directly overseeing specific areas of our business by our Human Capital Committee, Audit Committee and ESR Committee; and
•
reviewing and considering reports from, and information provided by, our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our compensation practices and our internal control over financial reporting.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described in the “Shareholders — Corporate Governance” section of our website at www.oled.com. These procedures indicate how to submit complaints to our Audit Committee regarding accounting, internal accounting controls or auditing matters. Once received, grievances are reviewed by our President and General Counsel and then forwarded to the Chair of the Audit Committee for consideration. Questions or concerns may also be submitted anonymously to the Audit Committee in writing, via an unsigned letter, or employees may submit such matters through a name-protected online process administered by a third-party service provider.

Universal Display Corporation • 2024 Proxy Statement • 38

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers (as defined under Section 16(a)) and directors, and persons who own more than ten percent of a registered class of our stock, to file reports of ownership and changes in ownership with the SEC. Such officers and directors, and persons who own greater than ten percent of a registered class of our stock, are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on its review of such forms filed electronically, the Company believes that, for the year ended December 31, 2023, its executive officers and directors complied with all filing requirements applicable to them except for the May 16, 2017 purchase of shares of Company stock indirectly held by Mr. Rosenblatt's spouse, the March 4, 2021 gifting of shares of Company stock held indirectly held by Mr. Rosenblatt's spouse, and the November 11, 2021 gifting of shares of Company stock directly held by Mr. Rosenblatt, each of which transaction was not reported until December 8, 2023.

ETHICS AND BUSINESS CONDUCT

Code of Ethics and Business Conduct for Employees

We have adopted a Code of Ethics and Business Conduct (“Employee Code”) applicable to all officers and employees, which was last ratified and approved at a meeting of our Board of Directors on April 2, 2024. The Employee Code constitutes our “code of ethics” for the Chief Executive Officer, Chief Financial Officer and Controller within the meaning of applicable SEC rules and also serves as our “code of conduct” applicable to all officers and employees of the Company as required by applicable Nasdaq listing standards. Our Employee Code is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

If we make any substantive amendments to our Employee Code (other than technical, administrative, or other non-substantive amendments), or if we grant any waivers of the Employee Code (including implicit waivers) in favor of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in that same location on our website, or in a current report on Form 8-K that we file with the SEC. In addition, any waiver of our Employee Code with respect to our executive officers must be approved by our Board of Directors.

Anti-Hedging Policy

The Employee Code prohibits all employees, including executive officers, from trading in options, warrants, puts and calls or similar financial instruments on any Company securities, or selling any Company securities “short,” and from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any Company securities. On an annual basis (most recently in November 2023), all of our employees are asked to review and affirm their knowledge and understanding of the Employee Code.

Code of Conduct for Directors

Our Board of Directors has adopted a “Code of Conduct for Directors” that serves as our “code of conduct” applicable to all of our directors as required by applicable Nasdaq listing requirements. The Code of Conduct for Directors, which was last ratified and approved at a meeting of our Board of Directors on April 2, 2024, contains the same prohibitions as the Employee Code on members of our Board of Directors from trading in financial instruments on any Company securities (including the prohibition on selling Company securities “short”) and from engaging in hedging transactions. Our Code of Conduct for Directors is publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com. Any waiver of our Code of Conduct for Directors must be approved by our Board of Directors and will be disclosed as required under applicable regulations.

Corporate Governance Guidelines

Our NCG Committee has developed, and our Board of Directors has adopted, Corporate Governance Guidelines to assist the Board of Directors in the exercise of its responsibilities and to serve the interests of the Company and its shareholders. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term shareholder value. In particular, we believe that succession planning and talent management are vital to the Company’s success. The Corporate Governance Guidelines address succession planning and contemplate the Board working with our NCG Committee and our Chief Executive Officer in the consideration and evaluation of potential executive successors. We believe it is important for our directors to have a regular executive assessment process and to be able to provide input on important decisions in this area and for us to maintain a bench of future leaders of the Company.

The Corporate Governance Guidelines were last ratified by our Board of Directors at a meeting held on April 2, 2024 and are publicly available through the “Shareholders — Corporate Governance” section of our website at www.oled.com.

Universal Display Corporation • 2024 Proxy Statement • 39

Corporate Responsibility

The Company has long been committed to strict adherence to all applicable laws and regulations relating to the operation and governance of its business, including those pertaining to environmental, health and safety, and social policy matters. The Company believes that the implementation of environmentally sensitive, employee-focused and socially responsible business practices can provide significant long-term business and societal benefits.

The Company is continually working to provide our shareholders with improved disclosures regarding our environmental and social policies and practices. In 2024, the Company will issue its Corporate Responsibility Report for the year ended December 31, 2023, which we update annually. Our Corporate Responsibility Report is available at the “Shareholders — Corporate Responsibility” section of our website at www.oled.com.

The ESR Committee of the Board oversees and reviews the Company’s activities with respect to the environment, social issues and sustainability. We maintain and regularly update certain Company policies with respect to some of these areas, as described below.

Supply Chain

The Company is committed to responsible sourcing and ethical business practices. Our proprietary phosphorescent OLED materials are exclusively made for us by PPG Industries, Inc. (“PPG”). We regularly visit PPG’s manufacturing sites (Monroeville, PA and Barberton, OH, as well as our manufacturing site in Shannon, Ireland) to review the quality, environmental, safety and working conditions of PPG’s production and supply chain procurement processes. Our Quality Management Systems (“QMS”) Policy is available at www.oled.com under “Who We Are — EHS & QMS Policies.” Our Supplier Code of Conduct is available at www.oled.com under “Shareholders — Corporate Responsibility.”

The Company believes that environmental, social and ethical performance of our suppliers, especially PPG and its supply chain, is critical to our long-term success and sustainability. We have published a Global Supplier Code of Conduct to make clear our expectations for our suppliers and a Conflict Minerals Policy to demonstrate our commitment to ensuring that our products do not contain, and are not made using, Conflict Minerals (as defined in the Dodd-Frank Wall Street Reform and Consumer Protection Act). Our Global Supplier Code of Conduct and Conflict Minerals Policy are available at www.oled.com under “Shareholders — Corporate Responsibility.”

Workplace Diversity and Inclusion; Employment Practices

The Company is committed to fostering a workplace that encourages and embraces diversity and inclusion. We are an equal opportunity employer, and we believe that a diverse workforce made up of people with different ideas, strengths, interests and cultural backgrounds drives employee and business success. The Company’s global workforce is composed of approximately 455 full-time scientists, engineers, technicians and business professionals from over 25 different countries, spanning five different continents.

The Company also strives to create a workplace using appropriate labor practices in which open and honest communication among all employees is encouraged and valued. Our Fair Labor Practices policy provides improved disclosure of our practices and demonstrates our commitment to fair labor laws and principles. We also recognize and respect the right of employees to freely join, or refrain from joining, third-party labor associations in a manner consistent with applicable laws, without fear of reprisal, intimidation or harassment, as described in our Freedom of Association policy. These policies are available at www.oled.com under “Shareholders — Corporate Responsibility.”

Environmental, Health and Safety (“EHS”)

The Company integrates environmental, health and safety considerations into all aspects of its business, including product design, responsible manufacture and customer use, to ensure compliance with all applicable government regulations and standards, a safe and healthy workplace, and a responsible environmental footprint in the context of a growing enterprise. In 2023, the Company completed successful Surveillance Audits on its ISO 9001:2015 Quality Management Systems, its ISO 14001:2015 Environmental Management Systems, and its ISO 45001:2018 Occupational Health and Safety Management Systems.

The Company seeks to achieve excellence for its EHS program through employee involvement at all levels, with robust management systems and focus on continuous improvement. Management leadership and employee engagement in all processes and programs is central to our exemplary compliance record. Key elements of our EHS management system include worksite analysis, hazard prevention and control, training, and pollution prevention and control. We are committed to conducting all aspects of operations in a manner that protects our employees, visitors and contractors as well as the people, property and environments of the communities in which we operate.

Universal Display Corporation • 2024 Proxy Statement • 40

We know that our employees are our most valuable assets and their safety and health are among our top priorities. Our excellent safety record (detailed in our Corporate Responsibility Report) is attributable to our employees’ diligence, our training programs and our safety policy management. Our EHS Policy is available at www.oled.com under “Who We Are — EHS & QMS Policies.”

Community Development

The Company fosters a culture of giving that makes a positive difference to our local community. At our headquarters in Ewing, New Jersey, Company-sponsored activities throughout the year typically include clothing, food and toiletry collection drives. The Company also made monetary donations to each of the organizations we regularly work with and support in our community. Our charitable match program encourages and supports the causes and organizations that are important to the Company’s employees. Through this program, the Company matches monetary donations dollar-for-dollar to eligible nonprofit organizations. In 2023, the Company maintained its matching gift amount at a total of up to $2,500 per year for each full-time employee.

The Company does not make political contributions to candidates or political parties, nor does it make any direct lobbying expenditures. Prior approval from the Company’s President and Chief Executive Officer would be required before any Company funds could be used for lobbying purposes. The Company does not control, direct or influence any employee’s political activities or affiliations. Our Political Involvement Policy is available at www.oled.com under “Shareholders — Corporate Responsibility.”

SHAREHOLDER PROPOSALS

Shareholders may submit proposals to us on matters appropriate for shareholder action at our 2025 annual meeting of shareholders in accordance with regulations adopted by the SEC. Proposals must be received by December 26, 2024 to be considered for inclusion in the proxy statement and form of proxy for our 2025 annual meeting of shareholders. Shareholder proposals received by us after March 11, 2025 will be deemed “untimely,” and proxy holders will have the right to exercise discretionary voting authority with respect to such proposals.

All shareholder proposals and nominations for director must be in writing and must comply with the notice, information and consent provisions contained in our Amended and Restated Bylaws. Proposals and nominations should be directed to the attention of our Secretary at Universal Display Corporation, 250 Phillips Boulevard, Ewing, New Jersey 08618. Nominations for director must be received by February 20, 2025, which is 120 days prior to the first anniversary of the 2024 Annual Meeting, and must include the information required by Rule 14a-19 under the Exchange Act.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our 2023 Annual Report to Shareholders, containing financial statements for the year ended December 31, 2023, is available free of charge at ir.oled.com. A paper copy of our 2023 Annual Report may be obtained, without charge, by writing to us at Universal Display Corporation, 250 Phillips Boulevard, Ewing, New Jersey 08618, Attn: Secretary.

Sincerely,
By:
Mauro Premutico
Secretary

Ewing, New Jersey

April 25, 2024

Universal Display Corporation • 2024 Proxy Statement • 41

UNIVERSAL DISPLAY CORPORATION ATTN: HEIDI CABIBBO 250 PHILLIPS BLVD. EWING, NJ 08618 UNIVERSAL DISPLAY CORPORATION VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 19, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting Go to www.virtualshareholdermeeting.com/OLED2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 19, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V33932-P05449

The Board of Directors recommends you vote FOR the following nominees: 1. Election of the ten directors proposed in the accompanying Proxy Statement, each to serve for a one-year term and until a successor is selected and qualified. Nominees: 1a. Steven V. Abramson 1b. Nigel Brown 1c. Cynthia J. Comparin 1d. Richard C. Elias 1e. Elizabeth H. Gemmill 1f. C. Keith Hartley 1g. Celia M. Joseph 1h. Lawrence Lacerte 1i. Joan Lau 1j. Sidney D. Rosenblatt For Against Abstain VIEW MATERIALS & VOTE The Board of Directors recommends you vote FOR For Against proposals 2 and 3. 2. Advisory resolution to approve the compensation of the and "FOR" Proposal 3. Continued and to be signed on reverse side authorized officer.

Company's named executive officers. 3. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2024. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held Virtually on June 20, 2024: The Proxy Statement and our 2023 Annual Report to Shareholders are available at www.proxyvote.com V33933-P05449 UNIVERSAL DISPLAY CORPORATION PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 20, 2024 10:00 AM ET THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Steven V. Abramson and Mauro Premutico, jointly and severally, as proxies each with power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of common stock of Universal Display Corporation held of record by the undersigned on April 5, 2024, at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/OLED2024 on June 20, 2024, at 10:00 AM ET or any postponements or adjournments thereof. The shares represented by this proxy, if it is properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the shares represented by this proxy will be voted "FOR" all nominees for director, "FOR" Proposal 2 and "FOR" Proposal 3.